Exhibit 10.1

==========================================================================================================================================

AMENDED AND RESTATED
CREDIT AGREEMENT

among

CORE MOLDING TECHNOLOGIES, INC.

and

1137925 B.C. LTD.

as Borrowers

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Lead Arranger and Sole Book Runner
_____________________

dated as of
January 16, 2018
_____________________

==========================================================================================================================================

i

4.3	Conditions to the First Credit Event	83

4.4	Post-Closing Conditions	87

ARTICLE 5 COVENANTS		90

5.1	Insurance	90

5.2	Money Obligations	91

5.3	Financial Statements and Information	91

5.4	Financial Records	93

5.5	Franchises; Change in Business	93

5.6	ERISA Pension and Benefit Plan Compliance	93

5.7	Financial Covenants	95

5.8	Borrowing	95

5.9	Liens	96

5.10	Regulations T, U and X	97

5.11	Investments, Loans and Guaranties	97

5.12	Merger and Sale of Assets	98

5.13	Acquisitions	99

5.14	Notice	100

5.15	Restricted Payments	101

5.16	Environmental Compliance	101

5.17	Affiliate Transactions	101

5.18	Use of Proceeds	101

5.19	Corporate Names and Locations of Collateral	102

5.20	Lease Rentals	102

5.21	Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest	102

5.22	Flood Hazard	104

5.23	Restrictive Agreements	104

5.24	Other Covenants and Provisions	104

5.25	Guaranty Under Material Indebtedness Agreement	105

5.26	Amendment of Organizational Documents	105

5.27	Fiscal Year Borrowers	105

5.28	Negative Pledge of US Borrower's Stock	105

5.29	Banking Relationship	105

5.30	Amendments to Horizon Plastics Acquisition Documents	105

5.31	Compliance with Laws	105

5.32	Credit Pay as Trustee	105

5.33	Spanish Language Translation	106

5.34	Further Assurances	106

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		106

6.1	Corporate Existence; Subsidiaries; Foreign Qualifications	106

6.2	Corporate Authority	107

6.3	Compliance with Laws and Contracts	107

6.4	Litigations and Administrative Proceedings	108

6.5	Title to Assets	108

6.6	Liens and Security Interests	108

6.7	Tax Returns	109

6.8	Environmental Laws	109

6.9	Locations	109

6.10	Continued Business	109

6.11	Employee Benefit Plans	110

6.12	Consents or Approvals	111

6.13	Solvency	111

6.14	Financial Statements	111

6.15	Regulations	112

6.16	Material Agreements	112

6.17	Intellectual Property	112

6.18	Insurance	112

6.19	Deposit Accounts and Securities Accounts	112

6.20	Accurate and Complete Statements	113

6.21	Investment Company; Other Restrictions	113

6.22	Acquisition Agreement Representations	113

6.23	Defaults	113

ARTICLE 7 EVENTS OF DEFAULT		113

7.1	Payments	113

7.2	Special Covenants	113

7.3	Other Covenants	113

7.4	Representations and Warranties	114

7.5	Cross Default	114

7.6	ERISA or Pension Plan Default	114

7.7	Change in Control	114

7.8	Judgments	114

7.9	Material Adverse Change	115

7.10	Security	115

7.11	Validity of Loan Documents	115

7.12	Solvency	115

ARTICLE 8 REMEDIES UPON DEFAULT		116

8.1	Optional Defaults	116

8.2	Automatic Defaults	117

8.3	Letters of Credit	117

8.4	Offsets	117

8.5	Equalization Provisions	118

8.6	Other Remedies	119

8.7	Application of Proceeds	119

ARTICLE 9 THE ADMINISTRATIVE AGENT		121

9.1	Appointment and Authorization	121

9.2	Note Holders	122

9.3	Consultation with Council	122

9.4	Documents	122

9.5	Administrative Agent and Affiliates	122

9.6	Knowledge or Notice of Default	123

9.7	Action by Administrative Agent	123

9.8	Release of Collateral or Guarantor of Payment	123

9.9	Delegation of Duties	124

9.10	Indemnification of Administrative Agent	124

9.11	Successor Administrative Agent	124

9.12	Issuing Lender	125

9.13	Swing Line Lender	125

9.14	Administrative Agent May File Proofs of Claim	125

9.15	No Reliance of Administrative Agent's Customer Identification Program	126

9.16	Other Agents	126

9.17	Platform	126

ARTICLE 10 GUARANTY BY US BORROWER OF OBLGIATIONS OF CANADIAN BORROWER		127

10.1	The Guaranty	127

10.2	Obligations Unconditional	127

10.3	Reinstatement	129

10.4	Certain Additional Waivers	129

10.5	Remedies	129

10.6	Guarantee of Payment, Continuing Guarantee	129

10.7	Payments	129

ARTICLE 11 MISCELLANEOUS		130

11.1	Lenders' Independent Investigation	130

11.2	No Waiver; Cumulative Remedies	130

11.3	Amendments, Waivers and Consents	130

11.4	Notices	132

11.5	Costs, Expenses and Documentary Taxes	132

11.6	Indemnification	133

11.7	Obligations Several; No Fiduciary Obligations	133

11.8	Execution in Counterparts	133

11.9	Successors and Assigns	134

11.1	Defaulting Lenders	138

11.11	Patriot Act Notice	141

11.12	Severability of Provisions; Captions; Attachments	141

11.13	Investment Purpose	141

11.14	Entire Agreement	141

11.15	Confidentiality	142

11.16	Limitations on Liability of the Issuing Lender	142

11.17	General Limitation of Liability	143

11.18	No Duty	143

11.19	Legal Representation of Parties	143

11.20	Judgment Currency	144

11.21	Acknowledgment and Consent to Bail-in of EEA Financial Institutions	144

11.22	Canadian Limitation Periods	145

11.23	Governing Law; Submission to Jurisdiction	145

	Jury Trial Waiver	Signature Page 1

v

Exhibit A-1    Form of US Revolving Credit Note
Exhibit A-2    Form of Canadian Revolving Credit Note
Exhibit B-1    Form of US Swing Line Note
Exhibit B-2    Form of Canadian Swing Line Note
Exhibit C    Form of US Term Note
Exhibit D    Form of Canadian Term Note
Exhibit E    Form of Notice Of Loan
Exhibit F    Form of Compliance Certificate
Exhibit G    Form of Assignment and Assumption Agreement

Exhibit H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1    Commitments of Lenders
Schedule 2    Guarantors of Payment
Schedule 2.2    Existing Letters of Credit
Schedule 3    Domestic Real Property
Schedule 4    Pledged Securities
Schedule 5.8    Indebtedness
Schedule 5.9    Liens
Schedule 5.11    Permitted Foreign Subsidiary Loans and Investments
Schedule 6.1    Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4    Litigation and Administrative Proceedings
Schedule 6.5    Real Estate Owned by the Companies
Schedule 6.9    Locations
Schedule 6.11    Employee Benefits Plans
Schedule 6.16    Material Agreements
Schedule 6.17    Intellectual Property
Schedule 6.18    Insurance
Schedule 6.19    Deposit Accounts and Securities Accounts

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 16th day of January, 2018 among:

(a)    CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”);

(b)    1137925 B.C. Ltd., a corporation incorporated under the laws of British Columbia, Canada (the “Canadian Borrower” and, together with the US Borrower, collectively, the “Borrowers” and, individually, each a “Borrower”);

(c)    the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.11(b) or 11.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(d)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the US Borrower, Corecomposites de México, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable incorporated under the laws of Mexico (“Core Mexico”), the Administrative Agent and the lenders named therein (the “Original Lenders”) entered into that certain Credit Agreement, dated as of December 9, 2008 (as amended, the “Original Credit Agreement”);

WHEREAS, this Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Credit Agreement, delivered in connection with the Original Credit Agreement shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Original Credit Agreement as of the Closing Date shall remain outstanding and constitute continuing Obligations hereunder; provided that, on the Closing Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the commitments, existing loans and participations in letters of credit under the Original Credit Agreement to be, as applicable, re-allocated among the Lenders in accordance with their respective Applicable Commitment Percentages established pursuant to this Agreement. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Original Credit

Agreement shall be solely as set forth in this Agreement, which shall supersede the Original Credit Agreement in its entirety;

WHEREAS, Core Mexico repaid its obligations owing to the Administrative Agent and the Original Lenders pursuant to the Original Credit Agreement, with the result that the US Borrower has requested, and the parties hereto have agreed, that Core Mexico not be a “Borrower” under this Agreement;

WHEREAS, it is the intent of the Borrowers, the Administrative Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.11(b) hereof.

“Additional Lender” means an Eligible Assignee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.11(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.11(b)(ii) hereof.

“Additional Term Loan Facility” means that term as defined in Section 2.11(b)(i) hereof.

“Additional Term Loan Facility Amendment” means that term as defined in Section 2.11(c)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the US Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Administrative Borrower” means the US Borrower.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender (a) prior to an Equalization Event, in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding, and (b) on and after an Equalization Event, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Equalization Percentage) of the Obligations then outstanding.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means that term as defined in Section 9.17(b) hereof.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder, and the Corruption of Foreign Public Officials Act (S.C. 1998, c. 34), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means:

(a)    for the period from the Closing Date through May 31, 2018, twenty (20.00) basis points; and

(b)    commencing with the Consolidated financial statements of the US Borrower for the fiscal quarter ending March 31, 2018, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.75 to 1.00	22.50 basis points
Greater than or equal 1.75 to 1.00 but less than 2.75 to 1.00	20.00 basis points
Less than 1.75 to 1.00	17.50 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is June 1, 2018. After June 1, 2018, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate (provided that, if the internal financial statements for the last fiscal quarter of the fiscal year of the US Borrower, as required by Section 5.3(a) hereof, are not consistent with the audited financial statements required by Section 5.3(b) hereof, the Applicable Commitment Fee Rate shall be retroactively adjusted upon receipt of the audited statements). The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the US Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the US Borrower shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Commitment Percentage” means, for each Lender:

(a)    with respect to the Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name in the column titled “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.9 hereof and revisions pursuant to Section 2.11(b)(ii)(B) hereof;

(b)    with respect to the US Term Loan Commitment (or the US Term Loan if the US Term Loan Commitment is no longer in effect), the percentage, if any, set forth opposite such Lender’s name in the column titled “US Term Loan Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.9 hereof and revisions pursuant to Section 2.11(b)(ii)(B) hereof; and

(c)    with respect to the Canadian Term Loan Commitment (or the Canadian Term Loan if the Canadian Term Loan Commitment is no longer in effect), the percentage, if any, set forth opposite such Lender’s name in the column titled “Canadian Term Loan Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.9 hereof.

“Applicable Debt” means:

(a)    with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by the Borrowers to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Loans and all Swing Loans and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, (iii) the commitment, prepayment and other fees and amounts payable hereunder in connection with the Revolving Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing;

(b)    with respect to the US Term Loan Commitment, collectively, (i) all Indebtedness incurred by the US Borrower to the US Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the US Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the US Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and

(c)    with respect to the Canadian Term Loan Commitment, collectively, (i) all Indebtedness incurred by the Canadian Borrower to the Canadian Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Canadian Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the Canadian Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.

“Applicable Margin” means:

(a)    for the period from the Closing Date through May 31, 2018, (i) two hundred (200.00) basis points for Eurodollar Loans and Daily LIBOR Loans, and (ii) one hundred (100.00) basis points for Base Rate Loans; and

(b)    commencing with the Consolidated financial statements of the US Borrower for the fiscal quarter ending March 31, 2018, the number of basis points (depending upon whether Loans are Daily LIBOR Loans, Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans and Daily LIBOR Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.75 to 1.00	225.00	125.00
Greater than or equal 1.75 to 1.00 but less than 2.75 to 1.00	200.00	100.00
Less than 1.75 to 1.00	175.00	75.00

The first date on which the Applicable Margin is subject to change is June 1, 2018. After June 1, 2018, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate (provided that, if the internal financial statements for the last fiscal quarter of the fiscal year of the US Borrower, as required by Section 5.3(a) hereof, are not consistent with the audited financial statements required by Section 5.3(b) hereof, the Applicable Margin shall be retroactively adjusted upon receipt of the audited statements). The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers, as applicable, shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a

Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G hereto, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligations, and (c) all Synthetic Indebtedness of such Person.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bail‑In Action” means (i) the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution and (ii) in relation to any other applicable Bail‑In Legislation: (A) any powers under such Bail‑In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under such Bail‑In Legislation that are related or ancillary to any of those powers; and (B) any similar or analogous powers under such Bail‑In Legislation.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and in relation to any other jurisdiction, any analogous law or regulation from time to time that requires contractual recognition of any Write‑Downs and Conversion Powers contained in such law or regulation.

“Bailee’s Waiver” means a bailee’s waiver, in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an Affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an Affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an Affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one‑half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2A(a) or Section 2.2B(a) hereof, a portion of the US Term Loan described in Section 2.3 hereof, or a portion of the Canadian Term Loan described in Section 2.4 hereof, in each case that shall be denominated in Dollars and on which a Borrower shall pay interest at the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrowers” means that term as defined in the first paragraph of this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Borrower” means that term as defined in the first paragraph of this Agreement.

“Canadian Guaranty Date” means the date on which both (a) the shares of capital stock or other equity interests issued by each Credit Party organized in Canada cease to be Excluded Collateral, and (b) each Credit Party organized in Canada has executed and delivered to the Administrative Agent a Guaranty of Payment in respect of the Secured Obligations of the US Borrower and the Domestic Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

“Canadian Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued in Dollars by the Issuing Lender for the account of the Canadian Borrower, including amendments thereto, if any, and shall have an expiration date no later than one year after its date of issuance (provided that such Canadian Letter of Credit may provide for the renewal thereof for additional one year periods).

“Canadian Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Canadian Letters of Credit in an aggregate face amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000) (provided that the Letter of Credit Exposure does not exceed the Letter of Credit Commitment).

“Canadian Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Canadian Letters of Credit, and (b) the aggregate of the draws made on Canadian Letters of Credit that have not been reimbursed by the Canadian Borrower or converted to a Canadian Revolving Loan pursuant to Section 2.2B(b)(v) hereof.

“Canadian MEPP” means a “multi-employer plan”, as defined under Regulation 8500(1) of the Income Tax Act (Canada) to which the Canadian Borrower is required to contribute but which is not maintained or administered by the Canadian Borrower.

“Canadian Pension Plan” means a “registered pension plan” as defined under subsection 248(1) of the Income Tax Act (Canada), to which the Canadian Borrower is required to contribute but does not include a Canadian MEPP.

“Canadian Qualified Lender” means a financial institution that (a) is listed on Schedule I, II, or III of the Bank Act (Canada), (b) has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or (c) is not a foreign bank for purposes of the Bank Act (Canada), and, if such financial institution is not deemed to be resident of Canada for purposes of the Income Tax Act (Canada), such financial institution deals at arm's length with the Canadian Borrower for purposes of the Income Tax Act (Canada).

“Canadian Revolving Amount” means Ten Million Dollars ($10,000,000).

“Canadian Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Canadian

Revolving Loans, (b) the Issuing Lender to issue and each Revolving Lender to participate in, Canadian Letters of Credit pursuant to the Canadian Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Canadian Swing Loans pursuant to the Canadian Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Canadian Revolving Amount.

“Canadian Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Canadian Revolving Loans outstanding, (b) the Canadian Swing Line Exposure, and (c) the Canadian Letter of Credit Exposure.

“Canadian Revolving Credit Note” means a Canadian Revolving Credit Note, in the form of the attached Exhibit A-2, executed and delivered pursuant to Section 2.6(a)(ii) hereof.

“Canadian Revolving Loan” means a loan that shall be denominated in Dollars made to the Canadian Borrower by the Revolving Lenders in accordance with Section 2.2B(a) hereof.

“Canadian Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Canadian Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Two Million Five Hundred Thousand Dollars ($2,500,000) (provided that the Swing Line Exposure does not exceed the Swing Line Commitment).

“Canadian Swing Line Exposure” means, at any time, the aggregate principal amount of all Canadian Swing Loans outstanding.

“Canadian Swing Line Note” means the Canadian Swing Line Note, in the form of the attached Exhibit B-2, executed and delivered pursuant to Section 2.6(b)(ii) hereof.

“Canadian Swing Loan” means a loan that shall be denominated in Dollars made to the Canadian Borrower by the Swing Line Lender under the Canadian Swing Line Commitment, in accordance with Section 2.2B(c) hereof.

“Canadian Term Lender” means a Lender with a percentage of the Canadian Term Loan Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Canadian Term Loan Commitment pursuant to Section 11.9 hereof.

“Canadian Term Loan” means the loan made to the Canadian Borrower by the Canadian Term Lenders in the original principal amount of Thirteen Million Dollars ($13,000,000), in accordance with Section 2.4 hereof.

“Canadian Term Loan Commitment” means the obligation hereunder of each Canadian Term Lender to participate in the making of the Canadian Term Loan, up to the amount set forth opposite such Canadian Term Lender’s name in the column titled “Canadian Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“Canadian Term Loan Exposure” means, at any time, the outstanding principal amount of the Canadian Term Loan.

“Canadian Term Note” means a Canadian Term Note, in the form of the attached Exhibit D executed and delivered pursuant to Section 2.6(d) hereof.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means:

(a)    the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the US Borrower;

(b)    if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the US Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors;

(c)    if the US Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding capital stock of the Canadian Borrower; or

(d)    the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between the US Borrower and the Administrative Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means all assets or property, or rights, title and interests of any sort in which any Credit Party has granted, or purported to grant, a security interest or other Lien to the Administrative Agent, for the benefit of the Lenders, pursuant to any of the Loan Documents; provided that in no event shall any Excluded Collateral, as defined in the Security Agreement, be deemed “Collateral”.

“Commitment” means the obligation hereunder of the Lenders, (a) during the Commitment Period, to make Revolving Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, (b) to make the US Term Loan pursuant to the US Term Loan Commitment, and (c) to make the Canadian Term Loan pursuant to the Canadian Term Loan Commitment; up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.9 hereof).

“Commitment Period” means the period from the Closing Date to January 15, 2023, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Communications” means, that term as defined in Section 9.17(b) hereof.

“Companies” means all Borrowers and all Subsidiaries of all Borrowers.

“Company” means a Borrower or a Subsidiary of a Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit F.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of the US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of the US Borrower (specifically including any software development costs that are capitalized), as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the US Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) reasonable non-recurring non-cash losses not incurred in the ordinary course of business, (v) non-cash compensation expenses recognized under Statement of Financial Accounting Standards 123R in connection with the US Borrower’s equity incentive stock option plan and restricted stock grants, and (vi) non-cash post-retirement expenses minus retirement benefits paid in cash; minus, (b) to the extent included in Consolidated Net Earnings for such period, non-recurring gains not incurred in the ordinary course of business; provided that, for any period ending within one year after the Closing Date, Consolidated EBITDA shall be recalculated to include the EBITDA of Horizon Plastics and its Subsidiaries on a consolidated basis in accordance with GAAP (with appropriate pro-forma adjustments, reasonably acceptable to the Administrative Agent, due to discontinued operations) calculated after giving pro forma effect to the Horizon Plastics Acquisition as if the Horizon Plastics Acquisition had been completed on the first day of the relevant measuring period.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense paid in cash, and (b) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans), including payments on Capitalized Lease Obligations.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and subordinated Indebtedness, if any) of the US Borrower, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, as determined on a Consolidated basis, all provisions for taxes based on the gross or net income of the US Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto).

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, capitalized interest, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the US Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the US Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the US Borrower, as determined as of such date on a Consolidated basis.

“Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with (a) long-term Indebtedness (other than Revolving Loans), or (b) Capitalized Lease Obligations; provided that an aggregate amount not to exceed Ten Million Dollars ($10,000,000) during the Commitment Period of Consolidated Capital Expenditures, which are growth capital expenditures and are funded with Revolving Loans, shall not be deemed to be Consolidated Unfunded Capital Expenditures to the extent designated by the US Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Core Mexico” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Daily LIBOR Loan or a Eurodollar Loan, the conversion of a Daily LIBOR Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Exposure” means, at any time, with respect to a Specific Commitment, the sum of (a) the aggregate principal amount of all Loans outstanding under such Specific Commitment, and (b) the Letter of Credit Exposure, if any, applicable to such Specific Commitment.

“Credit Party” means a Borrower, and any Subsidiary or other Person that is a Guarantor of Payment.

“Daily Interest Period” means, with respect to a Daily LIBOR Loan, the period commencing on the date such Daily LIBOR Loan is made and ending on the next day, with successive Daily Interest Periods automatically commencing daily thereafter.

“Daily LIBOR Loan” means a Revolving Loan described in Section 2.2A(a) or Section 2.2B(a) hereof, a portion of a US Term Loan described in Section 2.3 hereof, or a portion of the Canadian Term Loan described in Section 2.4 hereof, that shall be denominated in Dollars and on which the applicable Borrower shall pay interest at a rate based on the Derived Daily LIBOR Rate.

“Daily LIBOR Rate” means, for any Daily Interest Period with respect to a Daily LIBOR Loan or a Swing Loan, the per annum rate of interest at which, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) on the same day as the beginning of such Daily Interest Period, Dollar deposits in immediately available funds in an amount comparable to such Daily LIBOR Loan and with a maturity of one day are offered to prime banks by leading banks in the London interbank market. Notwithstanding the foregoing, if at any time the Daily LIBOR Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, administration, suspension of payments, reorganization, or similar debtor relief Laws of the United States, Canada or any other applicable jurisdictions from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means, subject to Section 11.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.10(b) hereof) upon delivery of written notice of such determination to the Administrative Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada), but excludes a Canadian MEPP.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement (or similar agreement with respect to a Deposit Account) among a Credit Party, the Administrative Agent and a depository institution, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Daily LIBOR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Daily LIBOR Loans plus the Daily LIBOR Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Credit Party” means the US Borrower or a Domestic Guarantor of Payment.

“Domestic Guarantor of Payment” means each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to the Administrative Agent subsequent to the Closing Date.

“Domestic Real Property” means each parcel of the real estate owned by the US Borrower or a Domestic Guarantor of Payment that is set forth on Schedule 3 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000) (or the foreign currency equivalent of such amount), (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than One Hundred Thousand Dollars ($100,000) (or the foreign currency equivalent of such amount), and (d) is not a Guarantor of Indebtedness incurred pursuant to any Material Indebtedness Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 11.9 (b)(iii) hereof).

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, authorizations, certificates, approvals, registrations, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing having the force and effect of law concerning environmental health or safety and protection of natural resources, or regulation of the discharge of substances including without limitation Hazardous Materials into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equalization Event” means the earlier of (a) the occurrence of an Event of Default under Section 7.12 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.

“Equalization Maximum Amount” means that term as defined in Section 8.5(b)(i) hereof.

“Equalization Percentage” means that term as defined in Section 8.5(b)(ii) hereof.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a significant risk of the imposition of an excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that in either case could result in material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 412(c)(4) or ERISA Section 302(c)(4); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the occurrence of a Multiemployer Plan being in endangered or critical status, as defined in Section 432 of the Code; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k) if such failure is reasonably likely to result in a material liability; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy, in all material respects, any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a material claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan in excess of Fifteen Million Dollars ($15,000,000), other than as required by ERISA Section 601, et. seq. or Code Section 4980B other than limited payment in connection with severance benefits or with respect to senior executives of a Company.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2A(a) or Section 2.2B(a) hereof, a portion of the US Term Loan described in Section 2.3 hereof, or a portion of the Canadian Term Loan described in Section 2.4 hereof, in each case that shall be denominated in Dollars and on which a Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, or cannot be determined in accordance with the foregoing, the Administrative Agent may select, in its commercially reasonable judgment, a successor or alternate rate that the Administrative Agent determines is, at such time, broadly accepted as the prevailing market practice for syndicated leveraged loans of this type in lieu of the London interbank offered rate and applied generally by the Administrative Agent to similarly situated loan transactions; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means, with respect to a Recipient, any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, withholding Taxes imposed by the country in which the applicable Credit Party is organized on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Sections 3.6 or 11.3(c) hereof); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(e) hereof; and (d) any United States federal withholding Taxes imposed with respect to such Recipient pursuant to FATCA.

“Existing Letter of Credit” means that term as defined in Section 2.2A(b)(vii) hereof.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the US Borrower.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the US Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA, minus the total of (i) Consolidated Unfunded Capital Expenditures, (ii) Capital Distributions and other Restricted Payments made in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), and (iii) Consolidated Income Tax Expense paid in cash; to (b) Consolidated Fixed Charges; provided that (A) Consolidated Income Tax Expense paid in cash shall not include the Dollar equivalent of up to Four Million Three Hundred Thousand Canadian Dollars (CAD 4,300,000) of taxes paid in cash by Horizon Plastics between January 1, 2017 and the Closing Date in connection with the sale of goodwill, (B) for the period of four fiscal quarters ending March 31, 2018, the amount of Consolidated Fixed Charges shall be deemed to be the product obtained by multiplying (y) Consolidated Fixed Charges incurred during the fiscal quarter ending March 31, 2018 by (z) four, (C) for the period of four fiscal quarters ending June 30, 2018, the amount of Consolidated Fixed Charges shall be deemed to be the product obtained by multiplying (y) Consolidated Fixed Charges incurred during the two consecutive fiscal quarters ending June 30, 2018, by (z) two, (D) for the period of four fiscal quarters ending September 30, 2018, the amount of Consolidated Fixed Charges shall be deemed to be the product obtained by multiplying (y) Consolidated Fixed Charges incurred during the three consecutive fiscal quarters ending September 30, 2018, by (z) one and one-third, and (E) for any period ending within one year after the Closing Date, the amount of Consolidated Unfunded Capital Expenditures set forth in subpart (a)(i) above and the amount of Consolidated Income Tax Expense set forth in subpart (a)(ii) above shall be recalculated to include, respectively, the unfunded capital expenditures or income tax expense of Horizon Plastics and its Subsidiaries on a consolidated basis in accordance with GAAP calculated after giving pro forma effect to the Horizon Plastics Acquisition as if the Horizon Plastics Acquisition had been completed on the first day of the relevant measuring period (in each case to the extent included in the calculation of Consolidated EBITDA for such period).

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States or Canada (or a state, province or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Guarantor of Payment” means each of the Foreign Subsidiaries set forth on Schedule 2 hereto that shall have been designated a “Foreign Guarantor of Payment”, that are each executing and delivering a Guaranty of Payment, or any other Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to the Administrative Agent.

“Foreign Lender” means (a) with respect to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Obligations” means any Secured Obligations related to, or incurred in connection with, Loans made to, Letters of Credit issued for the benefit of, Bank Product Obligations of, or Hedge Agreements executed by, the Canadian Borrower or any other Foreign Subsidiary.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States or Canada (or a state or a province or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees, other than a plan sponsored by a Governmental Authority.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) made by such Swing Line Lender, other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the US Borrower.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” means that term as defined in Section 10.1 hereof.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means a Domestic Guarantor of Payment or Foreign Guarantor of Payment, or any other Person that shall execute and deliver a Guaranty of Payment to the Administrative Agent.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by one or more Credit Parties, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Credit Party for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hazardous Material” means petroleum and petroleum products, and compounds containing them, including, without limitation, gasoline, diesel fuel and oil, toxic, corrosive, infectious, carcinogenic, mutagenic, explosive and flammable materials, substances, or wastes, or any constituents thereof, radioactive materials, polychlorinated biphenyls and compounds containing them, lead and lead-based paint, asbestos or asbestos-containing materials in any form that is or could become friable, urea formaldehyde foam insulation, radon gas, and any substance, material or waste (whether solid, liquid or gas) which is or becomes regulated by or under any Environmental Law.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Horizon Plastics” means Horizon Plastics International Inc., a corporation incorporated under the laws of Ontario.

“Horizon Plastics Acquisition” means the Acquisition by the Canadian Borrower of all or substantially all of the assets of Horizon Plastics and its Subsidiaries pursuant to the Horizon Plastics Acquisition Agreement.

“Horizon Plastics Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of the Closing Date, by and among the Canadian Borrower, its Subsidiaries and Brian Read.

“Horizon Plastics Acquisition Documents” means the Horizon Plastics Acquisition Agreement, and any material document executed and delivered in connection therewith or in connection with the Horizon Plastics Acquisition.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Attributable Indebtedness of such Company, (g) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (i) all indebtedness of the types referred to in subparts (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (j) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (k) any guaranty of any obligation described in subparts (a) through (j) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered on or after the Closing Date by the US Borrower or a Domestic Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Domestic Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan or a Daily LIBOR Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Administrative Borrower may select upon notice, as set forth in Section 2.7 hereof; provided that if the Administrative Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Administrative Borrower shall be deemed to have continued such Eurodollar Loan as a Eurodollar Loan with a one-month Interest Period at the end of the then current Interest Period (unless such new Interest Period would violate the terms of the next sentence, in which case such Eurodollar Loan shall be converted into a Base Rate Loan). Notwithstanding the foregoing, no Interest Period shall extend beyond the last day of the Commitment Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, (a) as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent shall be unable to issue a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and the Administrative Borrower and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders, or (b) as to any Existing Letter of Credit, KeyBank.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Laws” means, collectively, all international, foreign, federal, provincial, territorial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities or the like, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure, the US Term Loan Exposure and the Canadian Term Loan Exposure.

“Letter of Credit” means a US Letter of Credit or a Canadian Letter of Credit.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of the US Letter of Credit Exposure and the Canadian Letter of Credit Exposure.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as determined on the last day of the most recently completed fiscal quarter of the US Borrower); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the US Borrower).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases not deemed to be a security interest), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a US Revolving Loan, a Canadian Revolving Loan, a US Swing Loan, a Canadian Swing Loan the US Term Loan or the Canadian Term Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Management Fees” means management, consulting or other similar fees paid by any Company to any Affiliate of any Company.

“Mandatory Prepayment” means that term as defined in Section 2.13(c) hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Seven Hundred Fifty Thousand Dollars ($750,000).

“Material Domestic Recovery Determination Notice” means that term as defined in Section 2.13(c) hereof.

“Material Domestic Recovery Event” means (a) any casualty loss in respect of assets of the US Borrower or a Domestic Subsidiary covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of the US Borrower or a Domestic Subsidiary by any Governmental Authority; provided that, in the case of either subpart (a) or (b) hereof, the proceeds received by such Companies from such loss, transfer or taking exceeds Five Hundred Thousand Dollars ($500,000).

“Material Foreign Recovery Determination Notice” means that term as defined in Section 2.13(c) hereof.

“Material Foreign Recovery Event” means (a) any casualty loss in respect of assets of the Canadian Borrower or another Foreign Subsidiary covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of the Canadian Borrower or another Foreign Subsidiary by any Governmental Authority; provided that, in the case of either subpart (a) or (b) hereof, the proceeds received by such Companies from such loss, transfer or taking exceeds Two Hundred Fifty Thousand Dollars ($250,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name in the titled headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.11(a) hereof, (b) increases pursuant to Section 2.11(b) hereof, (c) decreases of a Term Loan by virtue of principal payments made, and (d) assignments of interests pursuant to Section 11.9 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.5(f) hereof.

    “Mexican 2008 Security Agreement” means the non-possessory pledge agreement dated December 9, 2008, entered among and between the US Borrower, and Core Composites Corporation as pledgors, Core Mexico as obligor and the Administrative Agent as pledgee.

“Mexican Security Agreement” means a Mexican law “pledge without transfer of possession” (prenda sin transmisión de posesión) in form and substance satisfactory to the Administrative Agent, whereby a first priority pledge is created over any and all existing and future chattels, including but not limited to tangible and intangible assets, personal property, rights and proceeds located in Mexico and Mexican registered intellectual property of the Specified Credit Parties to secure any and all Secured Obligations.

“Mexican Subsidiary” means a Foreign Subsidiary organized under the laws of Mexico, or any political subdivision thereof.

“Mexico” means the United Mexican States.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), relating to the Domestic Real Property, executed and delivered by the US Borrower or a Domestic Subsidiary, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non‑Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-Credit Party” means a Company that is not a Credit Party.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note, a Swing Line Note, a US Term Note or a Canadian Term Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit E.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender (or any Affiliate thereof party to a Loan Document) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all

Loans, and all obligations of one or more Borrowers or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) all other debts, liabilities and obligations, now or hereafter owing or incurred to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Ohio Real Property” means that term as defined in Section 4.2(a) hereof.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Original Lenders” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, notice of articles, operating agreement or equivalent formation documents, and Regulations (Bylaws or Articles), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction described in any Loan Document, or sold or assigned pursuant to Section 11.9 hereof an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document, or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 or 11.3(c) hereof).

“Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding on the US Term Loan, (ii) the principal outstanding on the Canadian Term Loan, and (iii) the Revolving Credit Exposure; by (b) the sum of (i) the aggregate principal amount of all Loans outstanding, plus (ii) the Letter of Credit Exposure.

“Participant” means that term as defined in Section 11.9(d) hereof.

“Participant Register” means that term as defined in Section 11.9(e) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” means:

(a)    the investments by the US Borrower or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b)    the loans by the US Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto (and any extension, renewal or refinancing thereof but, only to the extent that the principal amount thereof does not increase after the Closing Date);

(c)     any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company that is a Credit Party;

(d)    any investment or loan by the US Borrower or a Domestic Subsidiary in or to, or guaranty (excluding any guaranty of the Obligations pursuant to the Loan Documents, but specifically including any payments made on Foreign Obligations absent written consent or demand from the Administrative Agent to the US Borrower or such Domestic Subsidiary) from the US Borrower or a Domestic Subsidiary of Indebtedness of, the Canadian Borrower, made after the Closing Date, up to the aggregate amount not to exceed (i) in any given fiscal year (A) Three Million Dollars ($3,000,000) (or, on and after the Canadian Guaranty Date, Five Million Dollars ($5,000,000)), plus (B) amounts not expended in any prior fiscal year, and (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000) (or, on and after the Canadian Guaranty Date, Ten Million Dollars ($10,000,000)) at any time outstanding;

(e)    any investment or loan by the US Borrower or a Domestic Subsidiary in or to, or guaranty (excluding any guaranty of the Obligations pursuant to the Loan Documents, but specifically including any payments made on Foreign Obligations absent written consent or demand from the Administrative Agent to the US Borrower or such Domestic Subsidiary) from the US Borrower or a Domestic Subsidiary of Indebtedness of, a Mexican Subsidiary, made after the Closing Date, up to the aggregate amount not to exceed (in addition to amounts permitted pursuant to Section 5.11(vii) hereof) (i) in any given fiscal year (A) Three Million

Dollars ($3,000,000) plus (B) amounts not expended in any prior fiscal year and (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000) at any time outstanding; and

(f)    any investment by a Foreign Subsidiary that is a Non-Credit Party in, or loan by a Foreign Subsidiary that is a Non-Credit Party to, a Company.

“Permitted Investment” means:

(a)    the investments of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company) existing as of the Closing Date and as set forth on Schedule 5.11 hereto; and

(b)    an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as (i) the Company making the investment is a Credit Party; and (ii) the aggregate amount of all such investments of all Companies made after the Closing Date does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Five Hundred Thousand Dollars ($500,000).

“Person” means any individual, sole proprietorship, partnership, limited partnership, joint venture, unincorporated organization, company, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by a Borrower or a Guarantor of Payment, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Securities” means all of the shares of capital stock or other equity interests of a direct Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that the Pledged Securities shall not include any Excluded Collateral. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities).

“PPSA” means the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if granting, attachment, perfection or priority of the Liens in any Collateral are governed by the personal property security or any other applicable laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws or other applicable laws in such other jurisdiction for the purposes of the provisions of this Agreement relating to such granting, attachment, perfection or priority and for the definitions related to such provisions.

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced;

the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

“Register” means that term as described in Section 11.9(c) hereof.

“Regularly Scheduled Payment Date” means the last Business Day of each March, June, September and December of each year.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) enforce this Agreement or any other Loan Document or obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Secured Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the Collateral or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Bank Product Agreement or Hedge Agreement shall constitute a Related Writing hereunder.

“Reportable Event” means a “reportable event” as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders, based upon each Lender’s Applicable Commitment Percentages, of more than sixty-six and two-thirds percent (66 2/3%) of an amount (the “Total Amount”) equal to the sum of:

(a)    (i) during the Commitment Period, the Revolving Amount, or (ii) after the Commitment Period, the Revolving Credit Exposure;

(b)    the principal outstanding on the US Term Loan; and

(c)    the principal outstanding on the Canadian Term Loan;

provided that (A) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (B) if there shall be two or more Lenders (that are not Defaulting Lenders and not Affiliates), Required Lenders shall constitute at least two Lenders that are not Affiliates.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of Management Fees or any other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate of a Company.

“Restricted Pledged Securities” means that term as defined in the Security Agreement executed on the Closing Date.

“Revolving Amount” means Forty Million Dollars ($40,000,000), as such amount may be increased pursuant to Section 2.11(b) hereof, or decreased pursuant to Section 2.11(a) hereof.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lender to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving

Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a US Revolving Credit Note or a Canadian Revolving Note.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.11(b) or 11.9 hereof.

“Revolving Loan” means a US Revolving Loan or a Canadian Revolving Loan.

“RUG” means that term as defined in Section 4.4(a)(i) hereof.

“Sanctions” means any sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities, or (c) the Government of Canada or any department, agency, instrumentality (or the like) thereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement (or similar agreement with respect to a Securities Account) among a Credit Party, the Administrative Agent and a Securities Intermediary, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by one or more Credit Parties in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Mortgage, each Processor’s Waiver, each consignee’s waiver, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Specific Commitment” means the Revolving Credit Commitment, the US Term Loan Commitment or the Canadian Term Loan Commitment.

“Specified Credit Party” means that term as defined in Section 4.4(a)(i) hereof.

“Specified Representations” means the representations and warranties with respect to the Canadian Borrower and its Subsidiaries set forth in Sections 6.1, 6.2, 6.3(d) through (h), 6.6, 6.13(b) 6.15, 6.21 hereof.

“Standard & Poor’s” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the US Borrower.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and the Issuing Lender.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank as holder of the Swing Line Commitment.

“Swing Line Note” means a US Swing Line Note or a Canadian Swing Line Note.

“Swing Loan” means a US Swing Loan or a Canadian Swing Loan.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, (b) demand by the Swing Line Lender; or (c) the last day of the Commitment Period.

“Synthetic Indebtedness” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a “synthetic”, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws (including, without limitation the Bankruptcy Code) to such Person or any of its Subsidiaries, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Canadian Term Lender or a US Term Lender.

“Term Loan” means the Canadian Term Loan or the US Term Loan.

“Total Commitment Amount” means the principal amount of Eighty-Five Million Dollars ($85,000,000, as such amount may be increased pursuant to Section 2.11(b) hereof, or decreased pursuant to Section 2.11(a) hereof.

“Trade Date” means that term as defined in Section 11.9(f)(i) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“United States” means the United States of America.

“US Borrower” means that term as defined in the first paragraph of this Agreement.

“US Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued in Dollars by the Issuing Lender for the account of the US Borrower or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than one year after its date of issuance (provided that such US Letter of Credit may provide for the renewal thereof for additional one year periods).

“US Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue US Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000) (provided that the Letter of Credit Exposure does not exceed the Letter of Credit Commitment).

“US Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding US Letters of Credit, and (b) the aggregate of the draws made on US Letters of Credit that have not been reimbursed by the Borrowers or converted to a US Revolving Loan pursuant to Section 2.2A(b)(v) hereof.

“US Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make US Revolving Loans, (b) the Issuing Lender to issue and each Revolving Lender to participate in, US Letters of Credit pursuant to the US Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, US Swing Loans pursuant to the US Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“US Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all US Revolving Loans outstanding, (b) the US Swing Line Exposure, and (c) the US Letter of Credit Exposure.

“US Revolving Credit Note” means a US Revolving Credit Note, in the form of the attached Exhibit A-1, executed and delivered pursuant to Section 2.6(a)(i) hereof.

“US Revolving Loan” means a loan made to the US Borrower by the Revolving Lenders in accordance with Section 2.2A(a) hereof.

“US Swing Line Commitment” means the commitment of the Swing Line Lender to make US Swing Loans to the US Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000) (provided that the Swing Line Exposure does not exceed the Swing Line Commitment).

“US Swing Line Exposure” means, at any time, the aggregate principal amount of all US Swing Loans outstanding.

“US Swing Line Note” means the US Swing Line Note, in the form of the attached Exhibit B-2, executed and delivered pursuant to Section 2.6(b)(i) hereof.

“US Swing Loan” means a loan that shall be denominated in Dollars made to the US Borrower by the Swing Line Lender under the US Swing Line Commitment, in accordance with Section 2.2A(c) hereof.

“US Term Lender” means a Lender with a percentage of the US Term Loan Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the US Term Loan Commitment pursuant to Section 2.11(b) or 11.9 hereof.

“US Term Loan” means the loan made to the US Borrower by the US Term Lenders in the original principal amount of Thirty-Two Million Dollars ($32,000,000), in accordance with Section 2.3 hereof (as such amount may be increased pursuant to Section 2.11(b) hereof).

“US Term Loan Commitment” means the obligation hereunder of each US Term Lender to participate in the making of the US Term Loan, up to the amount set forth opposite such US Term

Lender’s name in the column titled “US Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“US Term Loan Exposure” means, at any time, the outstanding principal amount of the US Term Loan.

“US Term Note” means a US Term Note, in the form of the attached Exhibit D executed and delivered pursuant to Section 2.6(d) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Waterfall” means that term as defined in Section 8.7(b)(ii) hereof.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

“Xylem Factoring Agreement” means that certain Citi Supplier Agreement, dated as of December 21, 2015, by and among the Canadian Borrower (by assignment from Horizon Plastics International Inc.), as supplier, Xylem Inc., as buyer and Citibank, N.A., together with all supplements, amendments, restatements and modifications thereto.

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if the US Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Administrative Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the US Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4 Rules of Interpretation. A “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, supplemented, restated, replaced or otherwise modified from time to time. Any reference to a Credit Party shall be construed so as to include its successors and permitted assigns. Where the context so requires, (a) all references in this Agreement to any term defined by reference to the “U.C.C.” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the PPSA, The Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights in the Collateral or any other collateral under any Loan Document, (b) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act in any jurisdiction), (c) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement (or the like) shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (d) all references in this Agreement to filing under the U.C.C. shall be deemed to refer to the analogous registration under applicable Canadian personal property security laws, and (e) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.

Section 1.5. Confirmation of Recitals. The Borrowers, the Administrative Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement and agree that this Agreement amends and restates in its entirety the Original Credit Agreement as set forth in the recitals of this Agreement.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrowers, participate in Swing Loans made by the Swing Line Lender to a Borrower, and issue or participate in Letters of Credit at the request of a Borrower in such aggregate amount as the applicable Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)    Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrowers or the issuance of a Letter of Credit:

(i)    the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.

Within each Specific Commitment, each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

(c)    The Loans may be made as US Revolving Loans as described in Section 2.2A(a) hereof, Canadian Revolving Loans as described in Section 2.2B(a) hereof, as the U.S. Term Loan as described in Section 2.3 hereof, as the Canadian Term Loan as described in Section 2.4 hereof, as US Swing Loans as described in Section 2.2A(c) hereof, and as Canadian Swing Loans as described in Section 2.2B(c) hereof, and US Letters of Credit may be issued in accordance with Section 2.2A(b) hereof and Canadian Letters of Credit may be issued in accordance with Section 2.2B(b) hereof.

Section 2.2A. US Revolving Credit Commitment.

(a)    US Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a US Revolving Loan or US Revolving Loans to the US Borrower in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Amount, when such US Revolving Loans are combined with the US Letter of Credit Exposure, the US Swing Line Exposure and the Canadian Revolving Credit Exposure. The US Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow US Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Daily LIBOR Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the US Borrower shall be entitled under this Section 2.2A(a) to borrow US Revolving Loans, repay the same in whole or in part and re-borrow US Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all US Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such US Letters of Credit for the account of the US Borrower or a Domestic Guarantor of Payment, as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any US Letter of Credit (and the Issuing Lender shall not be obligated to issue any US Letter of Credit) if, after giving effect thereto, (A) the US Letter of Credit Exposure would exceed the US Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Amount. The issuance of each US Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the US Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage. For the avoidance of doubt, such US Letters of Credit may be used to secure payment obligations of a Mexican Subsidiary under a commercial lease.

(ii)    Request for US Letter of Credit. Each request for a US Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the US Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender). Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such US Letter of Credit is a commercial documentary or a standby US Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the US Borrower, and any Domestic Guarantor of Payment for whose account the US Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a US Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each US Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the US Borrower or a Domestic Guarantor of Payment, the US Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such US Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such US Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such US Letter of Credit is issued, amended or renewed, at the rate of one-eighth percent (1/8%) of the undrawn amount of such US Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each US Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the US Borrower or a Domestic Guarantor of Payment, the US Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such US Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such US Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such US Letter of Credit is issued, amended or renewed at the rate of one-eighth percent (1/8%)

of the undrawn amount of such US Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of US Letters of Credit with US Revolving Loans. Whenever a US Letter of Credit shall be drawn, the US Borrower shall promptly reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the US Borrower on the date of the drawing of such US Letter of Credit, at the sole option of the Administrative Agent, the US Borrower shall be deemed to have requested a US Revolving Loan, subject to the provisions of Sections 2.2A(a) and 2.7 hereof (other than the requirement set forth in Section 2.7(d) hereof), in the amount drawn. Such US Revolving Loan shall be evidenced by the US Revolving Credit Notes (or, if a Lender has not requested a US Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a US Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a US Revolving Loan pursuant to Section 2.2A(a) hereof when required by this Section 2.2A(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such US Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The US Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2A(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such US Letter of Credit. Each such US Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the US Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its US Revolving Credit Note (or, if such Revolving Lender has not requested a US Revolving Credit Note, its records relating to US Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the US Letters of Credit.

(vi)    Participation in US Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a US Letter of Credit to a US Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such US Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such US Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such US Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such US Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any US Letter of Credit that is drawn but not reimbursed by the US Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 hereof with respect to US Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Revolving Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

(vii)    Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Revolving Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “US Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2A(b)(v) hereof, on the Closing Date. The US Borrower, the Administrative Agent and the Revolving Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Revolving Lenders shall accrue from the Closing Date at the rate provided in Section 2.2A(b)(iii) and (iv) hereof.

(viii)    Auto-Renewal of US Letters of Credit. If the Administrative Borrower so requests, a US Letter of Credit shall have an automatic renewal provision; provided that any US Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such US Letter of Credit. Once any such US Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the

Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such US Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(ix)    US Letters of Credit Outstanding Beyond the Commitment Period. If any US Letter of Credit is or will be outstanding upon the termination of the US Revolving Credit Commitment, then, prior to such termination, the US Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding US Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred three percent (103%) of the undrawn amount of the outstanding US Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the US Letters of Credit and any fees and expenses associated with such US Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such US Letters of Credit. The US Borrower shall also execute such documentation as the Administrative Agent or the Issuing Lender may reasonably require in connection with the survival of the US Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn US Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the US Borrower.

(c)    US Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a US Swing Loan or US Swing Loans to the US Borrower in such amount or amounts as the US Borrower, through an Authorized Officer, may from time to time request; provided that the US Borrower shall not request any US Swing Loan if, after giving effect thereto, (A) the US Revolving Credit Exposure would exceed the US Revolving Credit Commitment, (B) the US Swing Line Exposure would exceed the US Swing Line Commitment, or (C) the Swing Line Exposure would exceed the Swing Line Commitment. Each US Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each US Swing Loan shall be made in Dollars.

(ii)    Refunding of US Swing Loans. If the Swing Line Lender so elects, by giving notice to the Administrative Borrower and the Revolving Lenders, the US Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding US Swing Loans be refinanced as a US Revolving Loan. Such US Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the US Borrower hereunder. Upon receipt of such notice by Borrower and the Revolving Lenders, the US Borrower shall be deemed, on such day, to have requested a US Revolving Loan in the principal amount of such US Swing Loan in accordance with Sections 2.2A(a) and 2.7 hereof (other than the requirement set forth in Section 2.7(d) hereof). Such US Revolving

Loan shall be evidenced by the US Revolving Credit Notes (or, if a Revolving Lender has not requested a US Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a US Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a US Revolving Loan pursuant to Section 2.2A(a) hereof when required by this Section 2.2A(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such US Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The US Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2A(c)(ii) to repay in full such US Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its US Revolving Credit Note (or, if such Revolving Lender has not requested a US Revolving Credit Note, its records relating to US Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such US Swing Loan.

(iii)    Participation in US Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any US Swing Loan to a US Revolving Loan pursuant to the preceding Section 2.2A(c)(ii), then on any day that a US Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such US Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such US Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such US Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such US Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in US Swing Loans pursuant to this Section 2.2A(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2A(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 hereof with respect to US Revolving Loans to be made by such Revolving Lender.

Section 2.2B. Canadian Revolving Credit Commitment.

(a)    Canadian Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Canadian Revolving Loan or Canadian Revolving Loans to the Canadian Borrower in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder (a) the Canadian Revolving Amount, when such Canadian Revolving Loans are combined with the Canadian Letter of Credit Exposure and the Canadian Swing Line Exposure, and (b) the Revolving Amount, when such Canadian Revolving Loans are combined with the Canadian Letter of Credit Exposure, the Canadian Swing Line Exposure and the US Revolving Credit Exposure. The Canadian Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Canadian Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Daily LIBOR Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Canadian Borrower shall be entitled under this Section 2.2B(a) to borrow Canadian Revolving Loans, repay the same in whole or in part and re-borrow Canadian Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Canadian Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Canadian Borrower, as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any Canadian Letter of Credit (and the Issuing Lender shall not be obligated to issue any Canadian Letter of Credit) if, after giving effect thereto, (A) the Canadian Letter of Credit Exposure would exceed the Canadian Letter of Credit Commitment, (B) the Canadian Revolving Credit Exposure would exceed the Canadian Revolving Credit Commitment, or (C) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Canadian Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Canadian Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.

(ii)    Request for Canadian Letter of Credit. Each request for a Canadian Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Canadian Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender). Each such request shall be in a form acceptable to the Administrative

Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Canadian Letter of Credit is a commercial documentary or a standby Canadian Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Canadian Borrower, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Canadian Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Canadian Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, the Canadian Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Canadian Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Canadian Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Canadian Letter of Credit is issued, amended or renewed, at the rate of one-eighth percent (1/8%) of the undrawn amount of such Canadian Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Canadian Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, the Canadian Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Canadian Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Canadian Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Canadian Letter of Credit is issued, amended or renewed at the rate of one-eighth percent (1/8%) of the undrawn amount of such Canadian Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Canadian Letters of Credit with Canadian Revolving Loans. Whenever a Canadian Letter of Credit shall be drawn, the Canadian Borrower shall promptly reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Canadian Borrower on the date of the drawing of such Canadian Letter of Credit, at the sole option of the Administrative Agent, the Canadian Borrower shall be deemed to have requested a Canadian Revolving Loan, subject to the provisions of Sections 2.2B(a) and 2.7 hereof (other than the requirement set forth in Section 2.7(d) hereof), in the amount drawn. Such Canadian Revolving Loan shall be evidenced by the Canadian Revolving Credit Notes (or, if a Lender has not requested a Canadian Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Canadian Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Canadian Revolving Loan pursuant to Section 2.2B(a) hereof when required by this Section 2.2B(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Canadian Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Canadian Revolving Credit Commitment shall have been reduced or terminated. The Canadian Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2B(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Canadian Letter of Credit. Each such Canadian Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Canadian Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Canadian Revolving Credit Note (or, if such Revolving Lender has not requested a Canadian Revolving Credit Note, its records relating to Canadian Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Canadian Letters of Credit.

(vi)    Participation in Canadian Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Canadian Letter of Credit to a Canadian Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Canadian Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Canadian Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Canadian Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Canadian Letter of Credit that is drawn but not reimbursed by the Canadian Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Canadian Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 hereof with respect to Canadian Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Canadian Letters of Credit.

(vii)    Auto-Renewal of Canadian Letters of Credit. If the Administrative Borrower so requests, a Canadian Letter of Credit shall have an automatic renewal provision; provided that any Canadian Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Canadian Letter of Credit. Once any such Canadian Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such Canadian Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(viii)    Canadian Letters of Credit Outstanding Beyond the Commitment Period. If any Canadian Letter of Credit is or will be outstanding upon the termination of the Canadian Revolving Credit Commitment, then, prior such termination, the Canadian Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Canadian Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred three percent (103%) of the undrawn amount of the outstanding Canadian Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Canadian Letters of Credit and any fees and expenses associated with such Canadian Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Canadian Letters of Credit. The Canadian Borrower shall also execute such documentation as the Administrative Agent or the Issuing Lender may reasonably require in connection with the survival of the Canadian Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Canadian Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Canadian Borrower.

(c)    Canadian Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Canadian Swing Loan or Canadian Swing Loans to the Canadian Borrower in such amount or amounts as the Canadian Borrower, through an Authorized Officer, may from time to time request; provided that the Canadian Borrower shall not request any Canadian Swing Loan if, after giving effect thereto, (A) the Canadian Revolving Credit Exposure would exceed the Canadian Revolving Credit Commitment, (B) the Canadian Swing Line Exposure would exceed the Canadian Swing Line Commitment, or (C) the Swing Line Exposure would exceed the Swing Line Commitment. Each Canadian Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Canadian Swing Loan shall be made in Dollars.

(ii)    Refunding of Canadian Swing Loans. If the Swing Line Lender so elects, by giving notice to the Administrative Borrower and the Revolving Lenders, the Canadian Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Canadian Swing Loans be refinanced as a Canadian Revolving Loan. Such Canadian Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Canadian Borrower hereunder. Upon receipt of such notice by Borrower and the Revolving Lenders, the Canadian Borrower shall be deemed, on such day, to have requested a Canadian Revolving Loan in the principal amount of such Canadian Swing Loan in accordance with Sections 2.2B(a) and 2.7 hereof (other than the requirement set forth in Section 2.7(d) hereof). Such Canadian Revolving Loan shall be evidenced by the Canadian Revolving Credit Notes (or, if a Revolving Lender has not requested a Canadian Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Canadian Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Canadian Revolving Loan pursuant to Section 2.2B(a) hereof when required by this Section 2.2B(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Canadian Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Canadian Revolving Credit Commitment shall have been reduced or terminated. The Canadian Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2B(c)(ii) to repay in full such Canadian Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Canadian Revolving Credit Note (or, if such Revolving Lender has not requested a Canadian Revolving Credit Note, its records relating to Canadian Revolving

Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Canadian Swing Loan.

(iii)    Participation in Canadian Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Canadian Swing Loan to a Canadian Revolving Loan pursuant to the preceding Section 2.2B(c)(ii), then on any day that a Canadian Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Canadian Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Canadian Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Canadian Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Canadian Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Canadian Swing Loans pursuant to this Section 2.2B(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Canadian Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2B(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 hereof with respect to Canadian Revolving Loans to be made by such Revolving Lender.

Section 2.3. US Term Loan Commitment. Subject to the terms and conditions of this Agreement, the US Term Lenders shall make the US Term Loan to the US Borrower on the Closing Date, in the amount of Thirty-Two Million Dollars ($32,000,000). The principal outstanding on the US Term Loan shall be payable in consecutive quarterly installments, in the amounts set forth in the table below, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on January 15, 2023. The US Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.7 hereof, whether the US Term Loan will be a Base Rate Loan, a Daily LIBOR Loan or one or more Eurodollar Loans. The US Term Loan may be a mixture of a Base Rate Loan, a Daily LIBOR Loan and one or more Eurodollar Loans. Once the US Term Loan is made, any portion of the US Term Loan repaid may not be re-borrowed. The US Term Loan Commitment shall terminate on the date that the US Term Loan is made.

Year	March	June	September	December
2018	$600,000	$600,000	$600,000	$600,000
2019	$600,000	$600,000	$600,000	$600,000
2020	$800,000	$800,000	$800,000	$800,000
2021	$1,000,000	$1,000,000	$1,000,000	$1,000,000
2022	$1,000,000	$1,000,000	$1,000,000	$1,000,000

Section 2.4. Canadian Term Loan Commitment. Subject to the terms and conditions of this Agreement, the Canadian Term Lenders shall make the Canadian Term Loan to the Canadian Borrower on the Closing Date, in the amount of Thirteen Million Dollars ($13,000,000). The principal outstanding on the Canadian Term Loan shall be payable in consecutive quarterly installments, in the amounts set forth in the table below, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on January 15, 2023. The Canadian Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.7 hereof, whether the Canadian Term Loan will be a Base Rate Loan, a Daily LIBOR Loan or one or more Eurodollar Loans. The Canadian Term Loan may be a mixture of a Base Rate Loan, a Daily LIBOR Loan and one or more Eurodollar Loans. Once the Canadian Term Loan is made, any portion of the Canadian Term Loan repaid may not be re-borrowed. The Canadian Term Loan Commitment shall terminate on the date that the Canadian Term Loan is made.

Year	March	June	September	December
2018	$243,750	$243,750	$243,750	$243,750
2019	$243,750	$243,750	$243,750	$243,750
2020	$325,000	$325,000	$325,000	$325,000
2021	$406,250	$406,250	$406,250	$406,250
2022	$406,250	$406,250	$406,250	$406,250

Section 2.5. Interest.

(a)    Revolving Loans.

(i)    US Revolving Loans.

(A)    Base Rate Loan. The US Borrower shall pay interest on the unpaid principal amount of a US Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(B)    Daily LIBOR Loans. The US Borrower shall pay interest on the unpaid principal amount of a US Revolving Loan that is a Daily LIBOR Loan outstanding from time to time from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(C)    Eurodollar Loans. The US Borrower shall pay interest on the unpaid principal amount of each US Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to any increases or decreases in the Applicable Margin for Eurodollar Loans in accordance with the definition of “Applicable Margin”), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(ii)    Canadian Revolving Loans.

(A)    Base Rate Loan. The Canadian Borrower shall pay interest on the unpaid principal amount of a Canadian Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(B)    Daily LIBOR Loans. The Canadian Borrower shall pay interest on the unpaid principal amount of a Canadian Revolving Loan that is a Daily LIBOR Loan outstanding from time to time from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(C)    Eurodollar Loans. The Canadian Borrower shall pay interest on the unpaid principal amount of each Canadian Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to any increases or decreases in the Applicable Margin for Eurodollar Loans in accordance with the definition of “Applicable Margin”), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Swing Loans.

(i)    US Swing Loans. The US Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such US Swing Loan), on the unpaid principal amount of each US Swing Loan outstanding from time to time from the date thereof until paid at the Derived Daily LIBOR Rate from time to time in effect. Interest on US Swing Loans shall be payable on the Swing Loan Maturity Date applicable thereto. Each US Swing Loan shall bear interest for a minimum of one day.

(ii)    Canadian Swing Loans. The Canadian Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Canadian Swing Loan), on the unpaid principal amount of each Canadian Swing Loan outstanding from time to time from the date thereof until paid at the Derived Daily LIBOR Rate from time to time in effect. Interest on Canadian Swing Loans shall be payable on each Regularly Scheduled Payment Date. Each Canadian Swing Loan shall bear interest for a minimum of one day.

(c)    US Term Loan.

(i)    Base Rate Loan. With respect to any portion of the US Term Loan that is a Base Rate Loan, the US Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.

(ii)    Daily LIBOR Loans. With respect to any portion of the US Term Loan that is a Daily LIBOR Loan, the US Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time, from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(iii)    Eurodollar Loans. With respect to any portion of the US Term Loan that is a Eurodollar Loan, the US Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to any increases or decreases in the Applicable Margin for Eurodollar Loans in accordance with the definition of “Applicable Margin”), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(d)    Canadian Term Loan.

(i)    Base Rate Loan. With respect to any portion of the Canadian Term Loan that is a Base Rate Loan, the Canadian Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.

(ii)    Daily LIBOR Loans. With respect to any portion of the Canadian Term Loan that is a Daily LIBOR Loan, the Canadian Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time, from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing March 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(iii)    Eurodollar Loans. With respect to any portion of the Canadian Term Loan that is a Eurodollar Loan, the Canadian Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to any increases or decreases in the Applicable Margin for Eurodollar Loans in accordance with the definition of “Applicable Margin”), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(e)    Default Rate. Anything herein to the contrary notwithstanding and to the extent authorized by applicable Laws, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.12 hereof, the applicable Default Rate shall apply without any election, notice or action on the part of the Administrative Agent or any Lender.

(f)    Limitation on Interest.

(i)    Generally. In no event shall the rate of interest hereunder exceed the maximum rate allowable by Law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (A) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

(ii)    Foreign Jurisdiction Interest. In the event that any provision of this Agreement or any other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by such Lender of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Closing Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows: (A) by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other applicable Law; (B) by reducing the amount or rate of interest exigible under this Article II; and (C) any amount or rate of interest referred to in this Section 2.5 shall be determined in accordance with generally accepted actuarial practices and principles over the maximum term of this Agreement (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada) or any other applicable Law) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination, absent manifest error.

Section 2.6. Evidence of Indebtedness.

(a)    Revolving Loans.

(i)    US Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the US Borrower to repay the portion of the US Revolving Loans made by such Revolving Lender and to pay interest thereon, the US Borrower shall execute a US Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of US Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a US Revolving Credit Note shall in no way detract from the US Borrower’s obligations to such Revolving Lender hereunder.

(ii)    Canadian Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Canadian Borrower to repay the portion of the Canadian Revolving Loans made by such Revolving Lender and to pay interest thereon, the Canadian

Borrower shall execute a Canadian Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Canadian Revolving Amount, or, if less, the aggregate unpaid principal amount of Canadian Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Canadian Revolving Credit Note shall in no way detract from the Canadian Borrower’s obligations to such Revolving Lender hereunder.

(b)    Swing Loans.

(i)    US Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the US Borrower to repay the US Swing Loans and to pay interest thereon, the US Borrower shall execute a US Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the US Swing Line Commitment, or, if less, the aggregate unpaid principal amount of US Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a US Swing Line Note shall in no way detract from the US Borrower’s obligations to the Swing Line Lender hereunder.

(ii)    Canadian Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Canadian Borrower to repay the Canadian Swing Loans and to pay interest thereon, the Canadian Borrower shall execute a Canadian Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Canadian Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Canadian Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Canadian Swing Line Note shall in no way detract from the Canadian Borrower’s obligations to the Swing Line Lender hereunder.

(c)    US Term Loan. Upon the request of a US Term Lender, to evidence the obligation of the US Borrower to repay the portion of the US Term Loan made by such US Term Lender and to pay interest thereon, the US Borrower shall execute a US Term Note, payable to the order of such US Term Lender in the principal amount of its Applicable Commitment Percentage of the US Term Loan Commitment; provided that the failure of such US Term Lender to request a US Term Note shall in no way detract from the US Borrower’s obligations to such US Term Lender hereunder.

(d)    Canadian Term Loan. Upon the request of a Canadian Term Lender, to evidence the obligation of the Canadian Borrower to repay the portion of the Canadian Term Loan made by such Canadian Term Lender and to pay interest thereon, the Canadian Borrower shall execute a Canadian Term Note, payable to the order of such Canadian Term Lender in the principal amount of its Applicable Commitment Percentage of the Canadian Term Loan Commitment; provided that the failure of such Canadian Term Lender to request a Canadian Term Note shall in no way detract from the Canadian Borrower’s obligations to such Canadian Term Lender hereunder.

Section 2.7. Notice of Loans and Credit Events; Funding of Loans.

(a)    Notice of Loans and Credit Events. The Administrative Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00

A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Daily LIBOR Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender). An Authorized Officer of the Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrowers shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrowers shall comply with the notice provisions set forth in Section 2.2A(b) and 2.2B(b) hereof with respect to Letters of Credit.

(b)    Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Administrative Borrower, to debit any account of the appropriate Borrower or otherwise receive such amount from the appropriate Borrower, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)    Conversion and Continuation of Loans.

(i)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan or a Daily LIBOR Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan or a Daily LIBOR Loan on any Interest Adjustment Date applicable thereto. US Swing Loans may be converted by the Swing Line Lender to US Revolving Loans in accordance with Section 2.2A(c)(ii) hereof. Canadian Swing Loans may be converted by the Swing Line Lender to Canadian Revolving Loans in accordance with Section 2.2B(c)(ii) hereof.

(ii)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period; provided that if the Administrative Borrower fails to elect to continue any Eurodollar Loan then outstanding prior to the end of Interest Period applicable thereto, then at the end of such Interest Period such Eurodollar Loan shall continue in accordance with the definition of “Interest Period”.

(d)    Minimum Amount. Each request for:

(i)    a Base Rate Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), increased by increments of Fifty Thousand Dollars ($50,000);

(ii)    a Eurodollar Loan or Daily LIBOR Loan shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000), increased by increments of Fifty Thousand Dollars ($50,000); and

(iii)    a Swing Loan may be in any amount as may be agreed to by the Swing Line Lender.

(e)    Interest Periods. The Administrative Borrower shall not request that Daily LIBOR Loans and Eurodollar Loans be outstanding for more than eight different interest periods at the same time.

Section 2.8. Payment on Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder or under any other Loan Document by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, to any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

(b)    Payments in Dollars. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as

appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Daily LIBOR Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of any Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.9. Prepayment.

(a)    Right to Prepay.

(i)    Each Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Administrative Borrower (subject to subsection (d) below) representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans and Daily LIBOR Loans shall be without any premium or penalty.

(ii)    Each Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans made to such Borrower then outstanding, as designated by the Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b)    Notice of Prepayment. The Administrative Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan, a Daily LIBOR Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made. Swing Loans may be prepaid without advance notice if prepaid through a “sweep” cash management arrangement with the Administrative Agent.

(c)    Minimum Amount. Each prepayment of a Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), or the principal amount of such Loan or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11(c) or Article III hereof.

(d)    Application of Prepayments. Each voluntary and Mandatory prepayment of a Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.

Section 2.10. Commitment and Other Fees .

(a)    Commitment Fee. The US Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on March 30, 2018 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)    Administrative Agent Fee. The US Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c)    Collateral Audit and Appraisal Fees. The US Borrower shall promptly reimburse the Administrative Agent, for its sole benefit, for all out-of-pocket expenses relating to (i) collateral field audits, (ii) fixed asset appraisals, and (iii) any other collateral assessment expenses, that may be conducted by or on behalf of the Administrative Agent. The US Borrower shall promptly reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with (A) collateral field audits (which, other than during the continuance of an Event of Default, shall be conducted no more frequently than four times per year), (B) inventory appraisals (which, other than during the continuance of an Event of Default, shall be conducted no more frequently than two times per year), and (C) any other collateral assessment that may be conducted from time to time by or on behalf of the Administrative Agent, the scope and frequency of which shall be in the sole discretion of the Administrative Agent.

(d)    Authorization to Debit Account. Each Borrower hereby agrees that the Administrative Agent has the right to debit from any Deposit Account of such Borrower, amounts due and owing to the Administrative Agent and the Lenders by such Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

Section 2.11. Modifications to Commitment.

(a)    Optional Reduction of Revolving Credit Commitment. The Administrative Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than One Million Dollars ($1,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If the Administrative Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Administrative Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Revolving Amount, the Total Commitment Amount shall be decreased by the same amount and the Canadian Revolving Amount shall be proportionally decreased.

(b)    Increase in Commitment.

(i)    At any time during the Commitment Increase Period, the Administrative Borrower may request that the Administrative Agent increase the Total Commitment Amount by (A) increasing the Revolving Amount, or (B) adding an additional term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) shall not exceed Twenty-Five Million Dollars ($25,000,000). Each such request for an increase shall be in an amount of at least Seven Million Five Hundred Thousand Dollars ($7,500,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment (in a minimum amount of at least Seven Million Five Hundred Thousand Dollars ($7,500,000)) under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”). The US Borrower shall not request any increase pursuant to this subsection (b), and no such increase shall be permitted, if (y) a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist, or (z) the Leverage Ratio would exceed 2.75 to 1.00 after giving pro forma effect to any such increase. For clarification purposes, nothing contained in this Section 2.11(b) shall be construed as a commitment by any Lender to make any Additional Commitment and any such commitment by a Lender shall be at such Lender’s sole and absolute discretion.

(ii)    During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the US Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) the US Borrower shall (1) deliver to the Administrative Agent the resolutions of the board of directors of the US Borrower, in form and substance reasonably satisfactory to the Administrative Agent, evidencing approval of such increase and the consummation of the transactions contemplated thereby, (2) if requested by the Administrative Agent, deliver to the Administrative Agent an opinion of counsel with respect to such increase, in form and substance reasonably satisfactory to the Administrative Agent, and (3) execute and deliver to the Administrative Agent and the applicable Lenders such appropriate replacement or additional Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date and any other date on which any Specific Commitment is increased pursuant to this subsection (b), as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.11(b) and Section 11.9(b)(ii) hereof (and the US Borrower shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Fixed Rate Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. At the time of any such increase, at the request of the Administrative Agent, the applicable Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent. Upon each increase of the Revolving Amount or the addition of the Additional Term Loan Facility, the Total Commitment Amount shall be increased by the same amount.

(c)    Additional Term Loan Facility.

(i)    The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, the US Term Loan and the Canadian Term Loan; (B) shall mature on the same date as the US Term Loan (but may have amortization prior to such date); (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loans, including, without limitation, market interest rates for such Additional Term Loan Facility and amortization consistent with that in effect for the US Term Loan; provided that (1) in the event that the interest rate margins for such Additional Term Loan Facility are higher than the interest rate margins for the Term Loans by more than (in either case) fifty (50.00) basis points, then the interest rate margins for the Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Additional Term Loan Facility minus fifty (50.00) basis points, and (2) in determining the interest rate margins applicable to the Additional Term Loan Facility and the Term Loans (x) customary arrangement or commitment fees payable to a lead arranger (or its Affiliates) in connection therewith or to one or more arrangers (or their affiliates) of any Additional Term Loan Facility shall be excluded, (y) any original issue discount and upfront fees paid to the lenders thereunder shall be included (with any original issue discount being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (z) if such Additional Term Loan Facility includes an interest rate floor greater than the applicable interest rate floor under any existing Term Loan, such difference between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under such existing Term Loan shall be required; and (D) shall made to the US Borrower.

(ii)    An Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (an “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the US Borrower, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.11(b) and (c) (including, without limitation, amendments to the definitions in this Agreement and Section 8.7 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the US Term Loan).

Section 2.12. Computation of Interest and Fees.

(a)    Generally. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

(b)    Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable interest rate by a fraction, the numerator of which is the actual number of days in the period in which interest is payable and the denominator of which is three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be.

Section 2.13. Mandatory Payments.

(a)    Revolving Credit Facility.

(i)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(ii)    Canadian Revolving Credit Exposure. If, at any time, the Canadian Revolving Credit Exposure shall exceed the Canadian Revolving Credit Commitment, the Canadian Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Canadian Revolving Loans sufficient to bring the Canadian Revolving Credit Exposure within the Canadian Revolving Credit Commitment.

(b)    Swing Line Exposure.

(i)    Swing Line Exposure Generally. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the US Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(ii)    Canadian Swing Line Exposure. If, at any time, the Canadian Swing Line Exposure shall exceed the Canadian Swing Line Commitment, the Canadian Borrower shall,

as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Canadian Swing Loans sufficient to bring the Canadian Swing Line Exposure within the Canadian Swing Line Commitment.

(c)    Mandatory Prepayments. The applicable Borrowers shall, until each Term Loan is paid in full, make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:

(i)    Sale of Domestic Assets. Upon the sale or other disposition of any assets by the US Borrower or Domestic Subsidiary to any Person other than to another Company or in the ordinary course of business, and, to the extent the proceeds of such sale or other disposition are in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) during any fiscal year of the US Borrower and are not to be reinvested in fixed assets or other similar assets within (A) one hundred eighty (180) days of such sale or other disposition or (B) if committed to be reinvested pursuant to a binding agreement within such 180 day period, two hundred seventy (270) days of such sale or other disposition, the US Borrower shall make a Mandatory Prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to such sale or disposition. Notwithstanding the foregoing, the US Borrower shall not be required to make a Mandatory Prepayment to the extent that such proceeds are received as a result of the sale of any of the two 3 cavity tools used to produce 4’ x 8’ sheets of plastic lattice for Universal Forest Products owned by the US Borrower on the Closing Date (or replacements thereof) (the “UFP Tools”).

(ii)    Sale of Foreign Assets. Upon the sale or other disposition of any assets by the Canadian Borrower or a Foreign Subsidiary to any Person other than to another Company or in the ordinary course of business, and, to the extent the proceeds of such sale or other disposition are in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) during any fiscal year of the US Borrower and are not to be reinvested in fixed assets or other similar assets within (A) one hundred eighty (180) days of such sale or other disposition or (B) if committed to be reinvested pursuant to a binding agreement within such 180 day period, two hundred seventy (270) days of such sale or other disposition, the Canadian Borrower shall make a Mandatory Prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to such sale or disposition. Notwithstanding the foregoing, the Canadian Borrower shall not be required to make a Mandatory Prepayment to the extent that such proceeds are received as a result of the sale of any of the UFP Tools.

(iii)    Material Domestic Recovery Event. Within ten days after the occurrence of a Material Domestic Recovery Event, the US Borrower shall furnish to the Administrative Agent written notice thereof. Within forty-five (45) days after such Material Recovery Event, the US Borrower shall notify the Administrative Agent of the US Borrower’s determination as to whether or not to replace, rebuild or restore the affected property (a “Material Domestic Recovery Determination Notice”). If the US Borrower decides not to replace, rebuild or restore such property, or if the US Borrower has not delivered the Material Domestic Recovery Determination Notice within forty-five (45) days after such Material Domestic Recovery Event, then the proceeds of insurance paid in connection with such Material Domestic Recovery Event, when received, shall be paid as a Mandatory Prepayment. If the US Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six months of the date of the Material Domestic Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date or such longer period of time necessary to complete the work with reasonable diligence and approved in writing by the Administrative Agent, in its reasonable discretion, with such casualty insurance proceeds and other funds available to the appropriate Companies for replacement, rebuilding or restoration of such property. Any amounts of such insurance proceeds in connection with such Material Domestic Recovery Event not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.

(iv)    Material Foreign Recovery Event. Within ten days after the occurrence of a Material Foreign Recovery Event, the Administrative Borrower shall furnish to the Administrative Agent written notice thereof. Within forty-five (45) after such Material Recovery Event, the Administrative Borrower shall notify the Administrative Agent of the Borrowers’ determination as to whether or not to replace, rebuild or restore the affected property (a “Material Foreign Recovery Determination Notice”). If the Borrowers decide not to replace, rebuild or restore such property, or if the Administrative Borrower has not delivered the Material Foreign Recovery Determination Notice within forty-five (45) days after such Material Foreign Recovery Event, then the proceeds of insurance paid in connection with such Material Foreign Recovery Event, when received, shall be paid as a Mandatory Prepayment. If the Borrowers decide to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six months of the date of the Material Foreign Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date or such longer period of time necessary to complete the work with reasonable diligence and approved in writing by the Administrative Agent, in its reasonable discretion, with such casualty insurance proceeds and other funds available to the appropriate Companies for replacement, rebuilding or restoration of such property. Any amounts of such insurance proceeds in connection with such Material Foreign Recovery Event not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.

(v)    Additional Domestic Indebtedness. If, at any time, any of the US Borrower or a Domestic Subsidiary shall incur Indebtedness other than Indebtedness permitted pursuant to Section 5.8 hereof (which other Indebtedness shall not be incurred without the prior written consent of the Administrative Agent and the Required Lenders), the US Borrower shall make a Mandatory Prepayment, on the date that such Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the net cash proceeds of such Indebtedness, net of costs and expenses related thereto.

(vi)    Additional Foreign Indebtedness. If, at any time, the Canadian Borrower or any Foreign Guarantor of Payment shall incur Indebtedness other than Indebtedness permitted pursuant to Section 5.8 hereof (which other Indebtedness shall not be incurred without the prior written consent of the Administrative Agent and the Required Lenders), the Canadian Borrower shall make a Mandatory Prepayment, on the date that such Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the net cash proceeds of such Indebtedness, net of costs and expenses related thereto.

(d)    Application of Mandatory Prepayments.

(i)    Involving a Company Prior to an Event of Default. So long as no Event of Default shall have occurred, (A) each Mandatory Prepayment required to be made pursuant to subsection (c)(i), (iii) or (v) hereof shall be applied to the Term Loans, on a pro rata basis between the US Term Loan and the Canadian Term Loan, and (B) each Mandatory Prepayment required to be made pursuant to subsection (c)(ii), (iv) or (vi) hereof shall be applied to the Canadian Term Loan.

(ii)    Involving a Company After an Event of Default.

(A)    Domestic Mandatory Prepayments. If an Event of Default shall have occurred and be continuing each Mandatory Prepayment required to be made pursuant to subsection (c)(i), (iii) or (v) hereof shall be applied, on a pro rata basis among: (1) the Revolving Amount (with payments to be made in the following order: Revolving Loans, Swing Loans, and to be held by the Administrative Agent in a special account as security for any Letter of Credit Exposure pursuant to subsection (iii) hereof), (2) the unpaid principal balance of the US Term Loan, and (3) the unpaid principal balance of the Canadian Term Loan. Unless otherwise agreed by the Required Lenders, the Revolving Credit Commitment shall be permanently reduced by the amount of such Mandatory Prepayment allocated thereto, whether or not there shall be any Credit Exposure thereunder; provided that, if there shall be no Credit Exposure under any Specific Commitment, the then remaining Mandatory Prepayment shall be paid to the other Specific Commitments.

(B)    Foreign Mandatory Prepayments. If an Event of Default shall have occurred and be continuing each Mandatory Prepayment required to be made pursuant to subsection (c)(ii), (iv) or (vi) hereof shall be applied, on a pro rata basis among: (1) the Canadian Revolving Amount (with payments to be made in the following order: Canadian Revolving Loans, Canadian Swing Loans, and to be held by the Administrative Agent in a special account as security for any Canadian Letter of Credit Exposure pursuant to subsection (iii) hereof), and (2) the unpaid principal balance of the Canadian Term Loan. Unless otherwise agreed by the Required Lenders, the Canadian Revolving Credit Commitment shall be permanently reduced by the amount of such Mandatory Prepayment allocated thereto, whether or not there shall be any Credit Exposure thereunder; provided that, if there shall be no Credit Exposure under any Specific Commitment which constitutes Foreign Obligations, the then remaining Mandatory Prepayment shall be paid to the other Specific Commitments which constitute Foreign Obligations.

(iii)    Involving Letters of Credit. Any amounts to be distributed for application to a Revolving Lender’s liabilities with respect to any Letter of Credit Exposure as a result of a Mandatory Prepayment shall be held by the Administrative Agent in an interest bearing trust account (the “Special Trust Account”) as collateral security for such liabilities until a drawing on any Letter of Credit, at which time such amounts, together with interest accrued thereon, shall be released by the Administrative Agent and applied to such liabilities. If any such Letter of Credit shall expire without having been drawn upon in full, the amounts held in the Special Trust Account with respect to the undrawn portion of such Letter of Credit, together with interest accrued thereon, shall be applied by the Administrative Agent in accordance with the provisions of subsections (i) and (ii) above.

(e)    Mandatory Payments Generally. Unless otherwise designated by the Administrative Borrower, each Mandatory Prepayment made with respect to a Specific Commitment pursuant to subsection (a) or (c) hereof shall be applied in the following order: (i) first, to the outstanding Base Rate Loans, (ii) second, to the outstanding Daily LIBOR Loans, and (iii) third to the outstanding Eurodollar Loans, provided that, in each case, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.7(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.13 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.14. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the US Borrower (and the Canadian Borrower with respect to any Canadian Letter of Credit Exposure) shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)    Grant of Security Interest. The US Borrower (and the Canadian Borrower with respect to any Canadian Letter of Credit Exposure), and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the US Borrower (or the Canadian Borrower with respect to any Canadian Letter of Credit Exposure) will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 11.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 11.10 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the US Borrower (or the Canadian Borrower with respect to any Canadian Letter of Credit Exposure), such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

Section 2.15. Liability of Borrowers.

(a)    Liability. Each Borrower hereby authorizes the Administrative Borrower to request Loans or Letters of Credit hereunder. The US Borrower acknowledges and agrees that the Administrative Agent and the Lenders are entering into this Agreement at the request of the US Borrower and with the understanding that the US Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Secured Obligations (including the Secured Obligations of the Canadian Borrower through Article X hereof), and any other amount payable under this Agreement and the other Loan Documents. The US Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder (including Loans and Letters of Credit made to the Canadian Borrower).

(b)    Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(c)    Waivers of Each Borrower. In the event that any obligation of the US Borrower under this Agreement is deemed to be an agreement by the US Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, the US Borrower represents and warrants that (i) no representation has been made to the US Borrower as to the creditworthiness of such other Credit Party, and (ii) the US Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by the Administrative Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that the Administrative Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. The Administrative Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for the Administrative Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against any Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to the Administrative Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full.

(d)    Liability of Canadian Borrower. Anything herein to the contrary notwithstanding, the Canadian Borrower shall not at any time be liable for the Indebtedness of the US Borrower under this Agreement (exclusive of Foreign Obligations that are guaranteed by the US Borrower under this Agreement).

(e)    Swap Obligations Keepwell Provision. The US Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably, undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The Canadian Borrower, to the extent that it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby jointly and severally, absolutely, unconditionally and irrevocably, undertakes to provide such funds or other support as may be needed from time to time by each Foreign Guarantor of Payment in order for such Foreign Guarantor of Payment to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of each such Borrower under this Section 2.15(e) shall remain in full force and effect until all Secured Obligations are paid in full. The Borrowers intend that this Section 2.15(e) constitute, and this Section 2.15(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS AND DAILY LIBOR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or Daily LIBOR Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B)  Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining such Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the US Borrower (and the Canadian Borrower with respect to applicable Foreign Obligations) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Administrative Borrower (with a copy to the Administrative Agent) of the event with reasonable detail by reason of which it has become so entitled.

(b)    If any Lender shall have determined that, after the Closing Date, a Change in Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Administrative Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to such calculation), the US

Borrower (and the Canadian Borrower with respect to applicable Foreign Obligations) shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Administrative Borrower, together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1 (with a copy to the Administrative Agent) shall be rebuttably presumptive evidence of the amounts so payable. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable credit judgment) shall deem applicable. The obligations of the Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without set off, counterclaim, deduction or withholding for, and free and clear of any present or future, Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the reasonable discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax (including, without limitation, both United States federal backup withholding and withholding taxes) from any such payment by the applicable Withholding Agent then (i) the applicable Withholding Agent shall withhold or make such deductions in amounts as determined by the applicable Withholding Agent in its reasonable discretion based in part upon the information and documentation it has received pursuant to subsection (e) below, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable to the applicable Recipient by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including, without limitation, any such withholdings and deductions applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, attributable to or payable under this Section 3.2) payable or paid by the Administrative Agent or such Recipient, or required to be withheld or deducted from a payment to the Administrative Agent or such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii)    Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the

Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender in respect of such applicable Borrower shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A)

of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit H-4 hereto on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient receives a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this Section 3.2(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

Section 3.3. Funding Losses. The US Borrower (and the Canadian Borrower, to the extent relating to applicable Foreign Obligations) agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan or a Daily LIBOR Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 3.6, 11.3(c) or 11.10(d) hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest (with no additional premium or penalty thereon) that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Administrative Borrower (with a copy to the Administrative Agent) by any Lender, together with a reasonably detailed calculation and description of such amounts (with a copy to the Administrative Agent) by any Lender shall be rebuttably presumptive evidence of the amount so payable. The obligations of the Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate or Daily LIBOR Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower and the Administrative Agent, be conclusive and binding on the Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any Law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan or a Daily LIBOR Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan or Daily LIBOR Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans and Daily LIBOR Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by Law or such assertion.

(b)    If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan, for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate or Daily LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan or Daily LIBOR Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or Daily LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

Section 3.6. Replacement of Lenders. The Administrative Borrower shall be permitted to replace any Lender (or Participant) that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Eurodollar Loan or Daily LIBOR Loan pursuant to Section 3.4 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender (or Participant) on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender (or Participant), (d) the appropriate Borrower shall be liable to such replaced Lender (or Participant) under Section 3.3 hereof if any Eurodollar Loan owing to such replaced Lender (or Participant) shall be purchased other than on the last day of the Interest Period relating thereto, (e) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent (or, in the case of a replacement Participant, satisfactory to the applicable participating Lender), (f) the replaced Lender (or Participant) shall be obligated to make such replacement in accordance with the provisions of Section 11.9 hereof (provided that the appropriate Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (g) until such time as such replacement shall be consummated, the appropriate Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender (or Participant) shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender (or Participant) or otherwise, the circumstances entitling any Borrower to replace such Lender (or Participant) cease to apply.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)    all conditions precedent as listed in Sections 4.2 and 4.3 hereof shall have been satisfied prior to or as of the first Credit Event occurring on or after the Closing Date;

(b)    the Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2A(b)(ii) or 2.2B(b)(ii) hereof, as applicable) and otherwise complied with Section 2.7 hereof;

(c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)    each of the representations and warranties contained in Article VI hereof (other than such representations and warranties of the Canadian Borrower and its Subsidiaries with respect to the Credit Event occurring on the Closing Date, which representations and warranties shall be true to the extent set forth in the certificate referenced in Section 4.3(r) hereof) shall be true in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date.

Each request by the Administrative Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrowers (other than the Canadian Borrower with respect to the Credit Event occurring on the Closing Date which shall be deemed to be a representation and warranty to the extent set forth in the certificate referenced in Section 4.3(r) hereof) as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above. Notwithstanding the failure to satisfy the conditions precedent set forth in this Section 4.1, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans, and the Issuing Lender may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time, if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

Section 4.2. Certain Closing Deliveries Under Original Credit Agreement. The following deliveries have been made (and were satisfactory to the Administrative Agent) prior to the Closing Date in connection with the Original Credit Agreement.

(a)    Domestic Real Estate Matters. The US Borrower delivered a fully executed original of the Mortgage with respect to the Domestic Real Property located in Columbus, Ohio (the “Ohio Real Property”).

(b)    Landlords’ Waivers, Mortgagees’ Waivers and Processors’ Waivers. The US Borrower delivered (i) a Landlord’s Waiver and a mortgagee’s waiver, if applicable, each in form and substance reasonably satisfactory to the Administrative Agent, for each location of the US

Borrower or a Domestic Guarantor of Payment as requested by the Administrative Agent where any of the Collateral is located, unless such location is owned by the Company that owns the Collateral located there, and (ii) a Processor’s Waiver as requested by the Administrative Agent for each location where the US Borrower or a Domestic Guarantor of Payment maintains any inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance reasonably satisfactory to Agent.

Section 4.3. Conditions to the First Credit Event. The Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)    Notes as Requested. The US Borrower shall have executed and delivered to (i) each Revolving Lender requesting a US Revolving Credit Note such Revolving Lender’s US Revolving Credit Note, (ii) each US Term Lender requesting a US Term Note such US Term Lender’s US Term Note, and (iii) the Swing Line Lender the US Swing Line Note, if requested by the Swing Line Lender. The Canadian Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Canadian Revolving Credit Note such Revolving Lender’s Canadian Revolving Credit Note, (ii) the Swing Line Lender the Canadian Swing Line Note, if requested by the Swing Line Lender, and (iii) each Canadian Term Lender requesting a Canadian Term Note such Canadian Term Lender’s Canadian Term Note.

(b)    Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance reasonably satisfactory to the Administrative Agent.

(c)    Security Agreements. Each Borrower and each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent, for the benefit of the Lenders, in the assets of such Credit Party, all to be in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Pledge Agreements. Each Credit Party that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Pledged Securities, (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, (iii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated), and (iv) delivered to the Administrative Agent any other documentation (including legal opinions from Canadian counsel) reasonably required by the Administrative Agent regarding the perfection of the security interest of the Administrative Agent, for the benefit of the Lenders, in such Pledged Securities.

(e)    Real Estate Matters. With respect to each parcel of the Domestic Real Property of the US Borrower or a Domestic Guarantor of Payment, the US Borrowers shall have delivered to the Administrative Agent:

(i)    evidence to the Administrative Agent’s satisfaction in its sole discretion that no portion of such Domestic Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and

(ii)    an executed original amendment to the Mortgage with respect to the Ohio Real Property; and

(iii)     with respect to the Domestic Real Property of the US Borrower located in Gaffney, South Carolina:

(A)    an executed original Mortgage with respect to such Domestic Real Property; and

(B)    an ALTA Mortgagee’s Loan Policy of title insurance insuring the Mortgage to be a valid, first-priority lien on such Domestic Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by the Administrative Agent, in its reasonable discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, and otherwise reasonably acceptable to the Administrative Agent issued to the Administrative Agent, for the benefit of the Lenders, by a title company acceptable to the Administrative Agent, in an amount no less than, and having provisions, endorsements and affirmative insurance reasonably consistent with, the loan policy obtained for such Domestic Real Property in connection with the Original Credit Agreement (with updates to account for this Credit Agreement and the nature of the US Borrower’s interest in such the Domestic Real Property).

(f)    Collateral Access Agreements. The Borrowers shall have delivered the applicable Collateral Access Agreement (as defined in the Security Agreements) in form and substance satisfactory to the Administrative Agent, for each location of a Credit Party in the United States or Canada where a Collateral Access Agreement would be required, as of the Closing Date, pursuant to the terms of Section 8(e) of any Security Agreement, unless the such Collateral Access Agreement was previously delivered pursuant to Section 4.2 hereof.

(g)    Delivery of Pledged Notes. With respect to any Pledged Notes, each Borrower, as appropriate, has executed an appropriate endorsement on (or separate from) each such Pledged Note and has deposited such Pledged Note with the Administrative Agent.

(h)    Lien Searches. With respect to the property interests owned, leased or otherwise held by any Credit Party, and any other property securing the Obligations, the Borrowers shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code and

PPSA lien searches, satisfactory to the Administrative Agent, (ii) the results of federal, state and provincial tax lien and judicial lien searches and pending litigation and bankruptcy searches, in each case satisfactory to the Administrative Agent, and (iii) termination statements, discharges or the like reflecting the termination and discharge of all filings or registrations previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(i)    Officer’s Certificate, Resolutions, Organizational Documents. The Borrowers shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution, delivery and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(j)    Good Standing and Full Force and Effect Certificates. The Borrowers shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State (or comparable Governmental Authority) in the state or states (or other jurisdiction) where such Credit Party is (i) incorporated or formed and (ii) in such other jurisdictions where the conduct of its business requires such qualification, except where the failure to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k)    Legal Opinion. The Borrowers shall have delivered to the Administrative Agent opinions of counsel for each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent.

(l)    Acquisition Documents. The Administrative Borrower shall have provided to the Administrative Agent copies of the Horizon Plastics Acquisition Agreement and all material documents executed in connection therewith, certified by a Financial Officer as true and complete, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent, including evidence that (i) the total Consideration for the Horizon Plastics Acquisition does not exceed Sixty-Six Million Dollars ($66,000,000), excluding any harmonized sales taxes payable in connection therewith, and (ii) the Acquisitions contemplated therein have been consummated, contemporaneously with the making of the first Credit Event, in accordance with the terms of the Horizon Plastics Acquisition Agreement and in compliance with applicable Law and regulatory approvals, all in form and substance reasonably satisfactory to the Administrative Agent.

(m)    Pro Forma Balance Sheet. The Borrowers shall have delivered to the Administrative Agent a balance sheet (adjusted to give effect to the transactions contemplated by the Horizon Plastics Acquisition Documents) as of the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent.

(n)    Insurance Certificates. The Borrowers shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form (or, in the case of the Canadian Borrower, otherwise in such form satisfactory to the Administrative Agent) and proof of endorsements satisfactory to the Administrative Agent, providing for adequate real property, personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

(o)    Quality of Earnings Report. The Borrowers shall have delivered to the Administrative Agent a copy of the quality of earnings report prepared by an independent third party with respect to Horizon Plastics, in form and substance reasonably satisfactory to the Administrative Agent.

(p)    Leverage Ratio. The Administrative Borrower shall have delivered to the Administrative Agent and the Lenders evidence, certified by a Financial Officer and in form and substance reasonably satisfactory to the Administrative Agent, that the Leverage Ratio, as determined for the most recently completed four (4) fiscal quarters prior to the Closing Date, is no greater than 2.75 to 1.00 provided that, for purposes of calculating the Leverage Ratio under this Section 4.3(p), Consolidated Funded Indebtedness and Consolidated EBITDA shall be calculated to give pro forma effect to the Horizon Plastics Acquisition as if it had occurred on the first day of the relevant measurement period, the borrowing of the Loans being requested on the Closing Date and any repayment of Consolidated Indebtedness to be made on the Closing Date.

(q)    Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The US Borrower shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(r)    Closing Certificate. The Administrative Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied (or waived in writing by the Administrative Agent), (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, (iii) the Leverage Ratio, as calculated pursuant to Section 4.3(p) hereof, is no greater than 2.75 to 1.00, (iv) each of the representations and warranties contained in Article VI hereof (other than the representation and warranties of the Canadian Borrower and its Subsidiaries) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of the Closing Date, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date, (v) each of the representations and warranties contained in Article 3 of the Horizon Plastics Acquisition Agreement as are material to the interests of the Administrative Agent and the Lenders are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) but only to the extent that the US Borrower or the Canadian Borrower has the right to terminate its obligations under the Horizon Plastics Acquisition Agreement or to not consummate the Horizon Plastics Acquisition as a result of a breach of such representations and warranties or the failure of such representations and warranties to be true and correct as set forth above, and (vi) each of the Specified Representations are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of the Closing Date.

(s)    Letter of Direction. The Borrowers shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(t)    No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of (i) the Companies, or (ii) Horizon Plastics, its Subsidiaries or their respective assets, in each case since December 31 2016.

(u)    Union Contract Negotiation. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the wages and other benefits being requested by (or on behalf of) the employees of Horizon Plastics and its Subsidiaries are not unreasonable, as determined by the Administrative Agent in its sole and absolute discretion.

(v)    Miscellaneous. The Borrowers shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.4. Post-Closing Conditions. On or before the date specified in this Section 4.4 (unless a longer period is agreed to in writing by the Administrative Agent, in its reasonable discretion), the Borrowers shall satisfy each of the following items specified in the subsections below:

(a)    Mexican Security Agreement Documentation.

(i)    Lien Searches. No later than February 15, 2018, with respect to the chattels, including but not limited to tangible and intangible assets, personal property rights and proceeds physically located or registered in Mexico which are owned by any Domestic Credit Party and whose value exceeds One Hundred Thousand Dollars ($100,000) (each such Domestic Credit Party, a “Specified Credit Party”), the US Borrower shall have caused to be delivered to the Administrative Agent, a list of any filings and Liens from the Sole Registry of Security over Movable Assets (Registro Único de Garantías Mobiliarias)

(“RUG”), as issued by the RUG, on such Specified Credit Party and Core Mexico as the party having possession over such assets.

(ii)    Specified Credit Parties’ and Core Mexico Officers’ Certificates, Resolutions, Organizational Documents. No later than February 15, 2018, the Specified Credit Parties and Core Mexico shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the names of the officers of the Specified Credit Parties and Core Mexico authorized to sign the termination agreement to the Mexican 2008 Security Agreement and the Mexican Security Agreement, as the case may be, together with true signatures of such officers and notarial certified copies of:

(A)     the resolutions of the partners, shareholders or comparable body or of the administration body (or comparable body) as necessary or required under applicable Law, of the Specified Credit Parties and Core Mexico evidencing approval of the execution, delivery and performance, as the case may be, of the termination agreement to the Mexican 2008 Security Agreement and the Mexican Security Agreement and the execution and performance of other Related Writings with respect thereto, and the consummation of the transactions contemplated thereby;

(B)     the resolutions by the Specified Credit Parties and Core Mexico, which contain the appointment of the officers of the Specified Credit Parties and Core Mexico to sign, as the case may be, the termination agreement to the Mexican 2008 Security Agreement, the Mexican Security Agreement, and the powers of attorney vested on such authorized signatories of the Specified Credit Parties and Core Mexico, in form and substance reasonably satisfactory to the Administrative Agent, and in respect of United States powers of attorney, duly notarized by a notary public licensed in the United States, apostilled and granted in accordance with the Washington Protocol on Uniformity of Powers of Attorney which are to be Utilized Abroad and afterwards notarized by a local notary public, and in respect of Core Mexico, duly notarized by a local notary public; and

(C)     the Organizational Documents of the Specified Credit Parties and Core Mexico.

(iii)    Mexican Security Agreement. No later than March 1, 2018, each Company party to the Mexican 2008 Security Agreement shall have executed and delivered to the Administrative Agent a termination agreement to the Mexican 2008 Security Agreement, and each Specified Credit Party and Core Mexico shall have executed and delivered to the Administrative Agent a Mexican Security Agreement with Core Mexico as the party having possession over such assets, provided that the termination agreement with respect to the Mexican 2008 Security Agreement and the new Mexican Security Agreement shall be memorialized in the same document as simultaneous agreements, duly reaffirmed before a Mexican public attestor (“fedatario público”), and such other documents or instruments as may be required by the Administrative Agent to create or perfect (if and to the extent perfection is required pursuant to the Mexican Security Agreement) the Lien of the Administrative Agent (for the benefit of the Lenders) in all of the chattels, including but not limited to tangible and intangible assets, personal property, rights and proceeds physically located in Mexico (but excluding the interest rights of the Specified Credit Parties in the equity of Core Mexico) of the Specified Credit Parties and to register such Lien in the RUG, all to be in form and substance reasonably satisfactory to the Administrative Agent; provided that:

(A)    no later than fifteen (15) calendar days prior to the execution of the Mexican Security Agreement, the Specified Credit Parties shall have caused, instructed, and/or provided to the Administrative Agent and the relevant Mexican local public attestor, with instructions, documents, and information pertaining to the Specified Credit Parties and Core Mexico that may be required to the relevant Mexican public attestor for the reaffirmation of the termination agreement to the Mexican 2008 Security Agreement, the reaffirmation of the Mexico Security Agreement and/or to file a pre-emptive notice before the RUG on the Mexican Security Agreement, as the case may be, and within twenty-four (24) hours thereafter, shall have delivered to the Administrative Agent evidence of the filing of such pre-emptive notice before the RUG.

(B)    at the execution of the Mexican Security Agreement, the Specified Credit Parties shall deliver to the Administrative Agent or provide the relevant Mexican public attestor, with instructions, documents, and information pertaining to the Specified Credit Parties that may be required, and take such other actions (including, without limitation, the filing of the Mexican Security Agreement for registration (as a first priority Lien) with the RUG on that same day), so that the relevant Mexican public attestor may provide to the Administrative Agent:

(1)    evidence from the Specified Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, that all registration fees for the filing of the cancellation of the termination agreement to the Mexican 2008 Security Agreement with the Public Registry of Property and Commerce of Matamoros, Tamaulipas and the filing of the Mexican Security Agreement with the RUG have been paid;

(2)    a copy of the (i) evidence on the filing of termination agreement to the Mexican 2008 Security Agreement with the Public Registry of Property and Commerce of Matamoros, Tamaulipas; and (ii) electronic registration (boleta electrónica) from the RUG and an original counterpart of the public instrument issued by the Mexican public attestor formalizing the reaffirmation of the termination agreement to the Mexican 2008 Security Agreement and the reaffirmation of the Mexican Security Agreement (original del acta de ratificación del convenio de terminación de prenda sin transmisión de posesión y del contrato de prenda sin transmisión de posesión) within forty-eight (48) hours following the execution of the termination agreement to the Mexican 2008 Security Agreement and the Mexican Security Agreement; and

(3)    a copy of the cancellation of the current insurance policy endorsement and appointment of KeyBank (as Administrative Agent) as first loss payee related to the Mexican 2008 Security Agreement, and a copy of the current insurance policy covering the pledged chattels, including but not limited to tangible and intangible assets, personal property, rights and proceeds under the Mexican Security Agreement, and an original insurance certificate and endorsement (endoso de la póliza de seguro) appointing KeyBank (as Administrative Agent) as first loss payee (beneficiario preferente) thereunder.

(iv)    Legal Opinion. No later than March 1, 2018, the US Borrower shall have delivered to Lender an opinion of counsel for the Specified Credit Parties and Core Mexico, in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Future Specified Credit Parties. If, after the Closing Date, any Specified Credit Party is acquired, or any Domestic Subsidiary, which was not a Specified Credit Party on the Closing Date, becomes a Specified Credit Party, such Specified Credit Party shall notify the Administrative Agent and, within sixty (60) days of the request of the Administrative Agent, provide all of the documents and take all other steps as set forth in Section 4.4(a) above.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as is reasonable and standard for other companies engaged in similar businesses as those of the Companies, with provisions satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent, the Borrowers shall deposit the policies with the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders. Any sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.11(b) and (c) hereof. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrowers shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrowers fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request, the Borrowers shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of the US Borrower and the Domestic Subsidiaries, all of their respective material wage obligations to their respective employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206‑207) or any comparable provisions and, in the case of the Canadian Borrower and the Foreign Subsidiaries, those obligations under foreign Laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a)    Quarterly Financials. The Borrowers shall deliver to the Administrative Agent and the Lenders, within fifty (50) days after the end of each fiscal quarter of each fiscal year of the US Borrower (or, if earlier, within five days after the date on which the US Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(b)    Annual Audit Report. The Borrowers shall deliver to the Administrative Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of the US Borrower (or, if earlier, within five days after the date on which the US Borrower shall be required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)    Compliance Certificate. The Borrowers shall deliver a Compliance Certificate to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, which Compliance Certificate shall contain calculations of the financial covenants set forth in Section 5.7 in form and detail reasonably satisfactory to the Administrative Agent.

(d)    Management Reports. The Borrowers shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of the summary report or summary letter prepared with respect to any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

(e)    Pro-Forma Projections. The Borrowers shall deliver to the Administrative Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of the US Borrower, annual pro-forma projections of the Companies for the then current fiscal year and the next two succeeding fiscal years, to be in form and detail reasonably acceptable to the Administrative Agent (including, without limitation, pro-forma calculations of the financial covenants).

(f)    Shareholder and SEC Documents. The Borrowers shall deliver to the Administrative Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by the US Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the US Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of any Borrower’s securities (the “Shareholder Information”). The Borrowers shall deliver the Administrative Agent, promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Borrower files with a securities commission or securities regulatory authority in any Province or Territory of Canada.

(g)    Financial Information of the Companies. The Borrowers shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company, as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

(h)    SEC Reporting. Notwithstanding anything to the contrary contained in this Agreement:

(i)    The financial statements and reports required pursuant to Section 5.3(a) hereof shall, upon written notice of such filing from the US Borrower to the Administrative Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of the US Borrower’s 10-Q report to the SEC for such fiscal quarter pursuant to the US Borrower’s public company reporting requirements (if such financial statements and reports shall be readily available to the Administrative Agent and Lenders). In addition, upon the filing of the US Borrower’s 10-Q report with the SEC for any fiscal year, such report shall be deemed to satisfy the requirements of Section 5.3(a) hereof.

(ii)    The financial statements and reports required pursuant to Section 5.3(b) hereof shall, upon written notice of such filing from the US Borrower to the Administrative

Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of the US Borrower’s 10-K report to the SEC for such fiscal year pursuant to the US Borrower’s public company reporting requirements (and such financial statements and reports shall be readily available to the Administrative Agent and Lenders). In addition, upon the filing of the US Borrower’s 10-K report with the SEC for any fiscal year, such report shall be deemed to satisfy the requirements of Section 5.3(b) hereof.

(iii)    The Shareholders Information required pursuant to Section 5.3(f) hereof shall, upon notice of such filing from the US Borrower to the Administrative Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of such Shareholder Information to the SEC pursuant to the US Borrower’s public company reporting requirements (if such Shareholder Information shall be readily available to the Administrative Agent and Lenders). In addition, upon the filing of such Shareholder Information with the SEC, such documents shall be deemed to satisfy the requirements of Section 5.3(f) hereof.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a)    Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)    No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance.

(a)    Generally.

No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Borrowers shall furnish to the Administrative Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the IRS with respect to any ERISA Plan administered by such Company; provided that this latter subpart shall not apply to notices of general application promulgated by the PBGC or the IRS or to letters or notices such as a favorable Determination Letter with respect to an ERISA Plan, which does not threaten a material liability to a Company. The Borrowers shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrowers have reason to believe may be assessed against a Company by the IRS with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within thirty (30) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrowers shall, at the request of the Administrative Agent or any Lender, deliver or cause to be delivered to the Administrative Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

(b)    Foreign Pension Plans and Benefit Plans.

(i)    For each existing, or hereafter adopted, Foreign Pension Plan, Canadian Pension Plan, Canadian MEPP and Foreign Benefit Plan, the Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan, Canadian Pension Plan, Canadian MEPP or Foreign Benefit Plan, including under any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations).

(ii)    All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan, Canadian Pension Plan, Canadian MEPP or Foreign Benefit Plan shall be paid or remitted by the Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Laws.

(iii)    The Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to the Administrative Agent if so requested by the Administrative Agent, (A) copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan or Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that the Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan or Canadian Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan, Canadian Pension Plan, Canadian MEPP or Foreign Benefit Plan, or the establishment of any new

Foreign Pension Plan, Canadian Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

(iv)    As of the Closing Date, there is no Defined Benefit Plan contributed to by a Canadian Borrower. Notwithstanding any other provision of this Agreement or any other Loan Document, no Foreign Subsidiary will (i) establish or contribute to any Defined Benefit Plan, or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of, any Defined Benefit Plan, without the written consent of the Administrative Agent.

Section 5.7. Financial Covenants.

(a)    Leverage Ratio. The Borrowers shall not suffer or permit at any time the Leverage Ratio to exceed (i) 3.50 to 1.00 on March 31, 2018 through March 30, 2019, (ii) 3.25 to 1.00 on March 31, 2019 through March 30, 2020, and (iii) 3.00 to 1.00 on March 31, 2020 and thereafter.

(b)    Fixed Charge Coverage Ratio. The Borrowers shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.00 on March 31, 2018 through March 31, 2019, (ii) 1.15 to 1.00 on April 1, 2019 through March 31, 2020, and (ii) 1.20 to 1.00 on April 1, 2020 and thereafter.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)    the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)    Attributable Indebtedness in respect of Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding;

(c)    the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)    loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is the US Borrower or a Domestic Guarantor of Payment;

(e)    Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)    Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom;

(g)    to the extent deemed Indebtedness, obligations of the Canadian Borrower incurred under the Xylem Factoring Agreement incurred in the ordinary course of business and consistent with past business practices of the Canadian Borrower and Horizon Plastics; and

(h)    other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)    Liens for taxes, assessments or governmental charges or levies on such Company’s property or assets if, in each case, the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being actively contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)    other statutory Liens (including Liens created pursuant to Michigan Compiled Laws Section 445.611 et seq.) incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)    Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Borrower or a Guarantor of Payment;

(d)    any Lien granted to the Administrative Agent, for the benefit of the Lenders;

(e)    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(f)    purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(g)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h)    Liens arising out of deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases, licenses, franchises, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount, for all Companies, not in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(i)    Liens arising with respect to rights of lessees or sublessees under operating leases in assets leased by a Company under an operating lease;

(j)    Liens securing the Indebtedness permitted pursuant to Section 5.8(g) hereof, so long as such Liens attach only to the interests of the Canadian Borrower in the Accounts sold or otherwise transferred pursuant to the Xylem Factoring Agreement;

(k)    other Liens, in addition to the Liens listed above, not incurred in connection with the borrowing of money, securing amounts, in the aggregate for all Companies, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets or equipment that prohibits Liens on such fixed assets or equipment or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C. or any laws of similar effect) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non‑compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)    any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii)    any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv)    the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date, so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v)    loans to, investments in and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is the US Borrower or a Domestic Guarantor of Payment;

(vi)    any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding;

(vii)    the guaranty of the payment obligations of a Company under the Lease Agreement between Parque Internacional Escobedo S.A. de C.V., as lessor, and Horizon Plastics de Mexico S.A. de C.V., as lessee, effective as of October, 2017, and assumed by CC HPM, S. de R.L. de C.V. as such Lease Agreement may be amended, extended or replaced; so long as the amount of the payment obligations under such Lease Agreement does not exceed (A) Four Hundred Thousand Dollars ($400,000) in any fiscal year of the US Borrower, and (B) an aggregate amount of Two Million Dollars ($2,000,000) during the remaining term of such Lease Agreement; and

(viii)    any Permitted Investments or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)    the US Borrower or a Domestic Subsidiary Guarantor of Payment may merge, amalgamate or consolidate with any other Domestic Subsidiary (provided that (i) if one of such Companies is the US Borrower, the US Borrower shall be the continuing or surviving Company, and (ii) if at least one of such Companies is a Credit Party, a Credit Party shall be the continuing or surviving Person);

(b)    the Canadian Borrower or a Foreign Subsidiary Guarantor of Payment may merge, amalgamate or consolidate with any other Foreign Subsidiary (provided that (i) if one of such

Companies is the Canadian Borrower, the Canadian Borrower shall be the continuing or surviving Company, and (ii) if at least one of such Companies is a Credit Party, a Credit Party shall be the continuing or surviving Person);

(c)    a Non-Credit Party may merge, amalgamate or consolidate with any other Company (provided that if such Company is a Credit Party, such Credit Party shall be the continuing or surviving Company);

(d)    the US Borrower or any Domestic Guarantor of Payment may sell, lease, transfer or otherwise dispose of any of its assets to the US Borrower or any other Domestic Guarantor of Payment (provided that the US Borrower may not transfer all or substantially all of its assets pursuant to this subsection (d));

(e)    the Canadian Borrower or any Foreign Guarantor of Payment may sell, lease, transfer or otherwise dispose of any of its assets to any other Credit Party;

(f)    a Non-Credit Party may sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(g)    a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(h)    a Company may sell, lease, transfer or otherwise dispose of any assets in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year so long as the net proceeds thereof are either reinvested in similar assets within one hundred eighty (180) days of such sale or other disposition or applied to the prepayment of obligations in accordance with Section 2.11(b) and (c) hereof;

(i)    the sale or transfer of Accounts of the Canadian Borrower in the ordinary of course of business pursuant to the Xylem Factoring Agreement and consistent with past business practices of the Canadian Borrower and Horizon Plastics;

(j)    Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Credit Party may effect an Acquisition so long as:

(a)    such Acquisition is the Horizon Plastics Acquisition and such Acquisition is consummated on the Closing Date; or

(b)    such Acquisition meets all of the following requirements:

(i)    in the case of an Acquisition that involves a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

(ii)    in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(iii)    the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;

(iv)    no Default or Event of Default shall exist prior to, or after giving pro forma effect to, such Acquisition;

(v)    Borrowers shall have provided to the Administrative Agent and the Lenders, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(vi)    the aggregate Consideration paid for such Acquisition by the Companies shall not exceed, when combined with all other Acquisitions (other than the Horizon Plastics Acquisition), the aggregate amount of Seven Million Five Hundred Thousand Dollars ($7,500,000);

(vii)    such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(viii)    the Leverage Ratio, calculated as of the most recently completed four fiscal quarters of the US Borrower, both prior to and after giving pro forma effect to such Acquisition, shall not exceed 2.75 to 1.00.

Section 5.14. Notice. The Administrative Borrower shall cause a Financial Officer of such Borrower to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a)    a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(b)    a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; or

(c)    a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, the US Borrower may make Capital Distributions.

Section 5.16. Environmental Compliance. Each Company shall comply in all respects with any and all Environmental Laws and Environmental Permits, including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Administrative Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate of a Company; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate of a Company.

Section 5.18. Use of Proceeds. The Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness and for Acquisitions permitted hereunder. The Borrowers will not, directly or indirectly, use the Letters of Credit or the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province, territory or other jurisdiction, or form of organization; unless, in each case, the Administrative Borrower shall have provided the Administrative Agent and the Lenders with at least five (5) Business Days’ prior written notice thereof. The Administrative Borrower shall also promptly notify the Administrative Agent of (i) any material change in any location where any Company’s Inventory or Equipment is maintained, and any new locations where any Company’s Inventory or Equipment is to be maintained; (ii) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (iii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iv) any change in the location of any Company’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new financing statements or the equivalent as applicable describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The US Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Lease Rentals. The Companies shall not pay or commit themselves to pay lease rentals on operating leases, for all Companies, in excess of the aggregate amount of Three Million Dollars ($3,000,000) during any fiscal year of the US Borrower, commencing with the fiscal year ending December 31, 2018.

Section 5.21. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)    Domestic Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Secured Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, the Administrative Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)    Foreign Subsidiary Guaranties and Security Documents. To the extent there shall be no material adverse tax consequences, each Foreign Subsidiary (that is not a Dormant Subsidiary) shall, if requested in the reasonable discretion of the Administrative Agent or the Required Lenders, execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment of the Foreign Obligations and a Security Agreement, such agreements to be prepared by the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent. In connection with each of the foregoing Guaranties of Payment and Security Agreement, the Administrative Borrower shall deliver to the Administrative Agent such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be reasonably deemed necessary or advisable by the Administrative Agent. Anything in this subsection (b) to the contrary notwithstanding, if the execution and delivery of such Guaranty of Payment or Security Agreement under the laws of such foreign jurisdiction is impractical or cost prohibitive, in the reasonable judgment of the Administrative Agent, after consultation with the Administrative Borrower, then the Administrative Agent may forego such Guaranty of Payment or Security Agreement, as applicable, in such foreign jurisdiction.

(c)    Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a first-tier Subsidiary by any Credit Party, the Administrative Borrower shall notify the Administrative Agent within three Business Days of the creation or acquisition thereof, and, if requested in the reasonable discretion of the Administrative Agent or the Required Lenders, promptly deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) of such first-tier Subsidiary owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, and executed by the appropriate Credit Party; provided that, any such pledge securing the Secured Obligations of the US Borrower and any Domestic subsidiary shall not include the Restricted Pledged Securities set forth in part (a) of the definition of “Restricted Pledged Securities”, unless, as a result of a Change in Law, such Credit Party is able, without reasonable risk of any Company incurring a material Tax liability as a result thereof, to pledge such Restricted Pledged Securities as security for the Secured Obligations of the US Borrower and the Domestic Subsidiaries, in which case such Restricted Pledged Securities shall be automatically deemed to be so pledged by such Credit Party but only to the extent that, and only for so long as, such pledge could reasonably be expected not to result in a material Tax liability of any Company. Anything in this subsection (c) to the contrary notwithstanding, if the execution and delivery of any such pledge of stock under the laws of such foreign jurisdiction is impractical or cost prohibitive, in the reasonable judgment of the Administrative Agent, after consultation with the Administrative Borrower, then the Administrative Agent may forego such pledge of stock (or foreign perfection of such pledge of stock in such foreign jurisdiction).

(d)    Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the reasonable discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the US Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.

Section 5.22. Flood Hazard. If any portion of any Domestic Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Administrative Borrower shall, or shall cause the applicable Credit Parties to (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, which such insurance shall (i) identify the addresses of each property located in a special flood hazard area, (ii) indicate the applicable flood zone designation, the flood insurance coverage and deductible relating thereto, (iii) provide that the insurer will give the Administrative Agent at least forty-five (45) days’ written notice of cancellation or non-renewal, and (iv) shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent, and (b) deliver to the Administrative Agent evidence of such compliance, in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 5.23. Restrictive Agreements. Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any dividend or other capital distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or Capitalized Lease Obligations, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.24. Other Covenants and Provisions. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.

Section 5.25. Guaranty Under Material Indebtedness Agreement. No Foreign Subsidiary shall be or become a primary obligor or Guarantor of the Indebtedness of the US Borrower incurred pursuant to any Material Indebtedness Agreement unless such Foreign Subsidiary shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Company shall amend its Organizational Documents in any manner adverse to the Lenders.

Section 5.27. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

Section 5.28. Negative Pledge of the US Borrower’s Stock. The Borrowers shall not suffer or permit any Lien to exist upon the capital stock or other equity interest issued by the US Borrower (except for (i) Liens in favor of the Administrative Agent for the benefit of the Lenders and (ii) Liens arising by operation of Law for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted).

Section 5.29. Banking Relationship. Until payment in full of the Obligations, the US Borrower shall maintain its primary banking and depository relationship with Agent.

Section 5.30. Amendments to Horizon Plastics Acquisition Documentation. No Borrower shall (a) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Companies pursuant to any Horizon Plastics Acquisition Documents in a manner that that is adverse in any material respect to the rights or interests of the Companies or the Lenders with respect such indemnities or licenses or (b) otherwise amend, supplement or otherwise modify the terms and conditions of any Horizon Plastics Acquisition Documents except for any such amendment, supplement or modification that both (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 5.31. Compliance with Laws. The Borrowers shall, and shall cause each Subsidiary to, comply in all material respects with all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions, except in such instances in which (a) such Requirement of Law or rule, regulation, order, writ, judgment, injunction, decree or award is being contested in good faith by appropriate proceedings diligently conducted or (b) solely in the cases where the Companies’ compliance with any such Law is specifically qualified by Material Adverse Effect herein, the failure to comply therewith, either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (in which cases the materiality qualifier contained in the first clause of this sentence shall not apply). The Borrowers shall maintain in effect and enforce such policies and procedures as it has determined to be reasonably necessary to ensure compliance by the Borrowers, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.32    Credit Party as Trustee. If any agreement, document or other right, title and interest which is required to be mortgaged, charged or assigned is not assignable to the Administrative Agent because (a) the remedies for the enforcement of such agreement would not, as a matter of law, pass to the Administrative Agent as an incidence of the transfers and assignments made pursuant to the relevant Security Document, (b) the same is not assignable without the consent of the other party or parties thereto or any Governmental Authority and such consent has not been obtained as of the date hereof, (c) the same is not assignable without complying with stated conditions or (d) the same is the subject of an express prohibition against assignment, the applicable Credit Party’s interest in such agreement shall, until such consent to such assignment, compliance with such conditions or waiver of such express prohibition is obtained, be held in trust for the Administrative Agent by such Credit Party and the said interest and all benefits derived under such agreement shall be for the account of the Administrative Agent, subject to the terms of such Security Document.  Each Credit Party shall use all reasonable commercial efforts to obtain, as applicable, the required consent to any such assignment of such Credit Party’s interest in any such agreement, compliance with any such conditions or waiver of any such express prohibition.

Section 5.33. Spanish Language Translation. In the reasonable discretion of the Administrative Agent, the Administrative Agent may, at the expense of the Borrowers, receive a translation of one or more of the Loan Documents (as reasonably necessary in the reasonable opinion of the Administrative Agent) into the Spanish language, prepared by an expert Mexican translator satisfactory to the Administrative Agent, together with a certificate of the US Borrower to the effect that such Credit Party irrevocably (a) acknowledges and agrees to be bound in accordance with the terms of each such translation, and (b) waives any right that it may have to challenge or invalidate any such translation of any term thereof.

Section 5.34. Further Assurances. The Borrowers shall, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and, where applicable, in good standing (or comparable concept in the applicable jurisdiction) under the Laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and, where applicable, is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary), whether each Credit Party is a Specified Credit Party, and each Person that is an owner of a Borrower’s equity, its state (or jurisdiction) of formation, its relationship to a Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, its tax identification number, the location of its chief executive office and its principal place of business. Each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a)    holds all permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable Laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)    has ensured that no Company, or to the knowledge of any Company, any director officer, agent, employee or Affiliate of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e)    is in material compliance with all applicable Bank Secrecy Act (“BSA”), Canadian Anti-Money Laundering & Anti-Terrorism Legislation and other anti-money laundering Laws and regulations;

(f)    has ensured that no Company or, to the knowledge of any Company, any director, officer, agent, employee or other person acting on behalf of a Company has taken any action, directly or indirectly, that would result in a violation by such Persons of Anti-Corruption Laws, and the Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith;

(g)    is in compliance, in all material respects, with the Patriot Act; and

(h)    is in compliance, in all material respects, with Anti-Corruption Laws.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no financing statement or similar notice of Lien (other than notice filings filed under U.C.C. 9-505 not covering collateral securing an obligation) outstanding covering any personal property of any Company; (b) there is and will be no mortgage or charge outstanding covering any Domestic Real Property or other owned real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the financing statements contemplated by the Loan Documents and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on such Collateral. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement or (ii) any agreement with a restriction that is not enforceable under Section 9‑406, 9‑407 or 9‑408 of the U.C.C.) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been timely filed (or extended as permitted by applicable Law) and all taxes, assessments, fees and other governmental charges that are due and payable have been timely paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Except as could not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, each Company is in substantial compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any Domestic Real Property or other owned real property in which any Company holds or has held an interest or any past or present operation of any Company which could reasonably be expected to have Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any Domestic Real Property or other owned real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, that either individually or in the aggregate, could be reasonably expected to result in a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Companies are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, which any Credit Party reasonably expects to have a Material Adverse Effect.

Section 6.11. Employee Benefits Plans.

(a)    US Employee Benefit Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), in all material respects or are subject to cure under a correction program approved by a Governmental Authority; (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (ii) to the extent applicable, the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the IRS stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b)    Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans, Canadian Pension Plans, Canadian MEPPs and Foreign Pension Plans currently maintained or contributed to by the US Borrower and any appropriate Foreign Subsidiaries. The Foreign Pension Plans and Canadian Pension Plans are duly registered under all applicable Laws which require registration. The US Borrower and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans, Canadian Pension Plans, Canadian MEPPs and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan, Canadian MEPP, Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all Laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13. Solvency.

(a)    US Borrower. The US Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the US Borrower has incurred to the Administrative Agent and the Lenders. The US Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the US Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The US Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The US Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(b)    Canadian Borrower. The Canadian Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Canadian Borrower has incurred to the Administrative Agent and the Lenders. The property of the Canadian Borrower is (i) sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations due and accruing due, and (ii) at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of the Canadian Borrower. The Canadian Borrower has not ceased paying its current obligations in the ordinary course of business as they generally become due. The Canadian Borrower is not for any reason (and will not by reason of the execution and delivery of the Loan Documents) be unable to meet its obligations as they generally become due.

(c)    Generally. Each Credit Party acknowledges that its business and financial relationship with the Administrative Agent and the Lenders is unique from such Credit Party’s relationship with any other of its creditors and agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, the Administrative Agent and the Lenders to be classified with any other creditor for purposes of such plan or proposal or otherwise.

Section 6.14. Financial Statements. The audited Consolidated financial statements of the US Borrower, for the fiscal year ended December 31, 2016 and the unaudited Consolidated financial statements of the US Borrower for the fiscal quarter ended June 30, 2017, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the ending dates of the periods addressed in such statements, there has been no material adverse change in any

Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its Affiliates other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, reasonably necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, flood insurance on all mortgaged property that is in a Special Flood Hazard Zone, from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act as amended from time to time or as otherwise required by the Administrative Agent) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts and Securities Accounts. Schedule 6.19 hereto lists all banks, other financial institutions and Securities Intermediaries at which any Company maintains Deposit Accounts or Securities Accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrowers, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Acquisition Agreement Representations. To the extent reasonably necessary to preserve or protect the rights of the Administrative Agent and the Lenders in respect of the Collateral, the Borrowers covenant and agree to enforce and pursue all remedies reasonably available to it in connection with any material breach of a representation and warranty made by Seller under the Horizon Plastics Acquisition Agreement.

Section 6.23. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 7.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full within five Business Days of being due and payable, or (b) the principal of any Loan, any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11(a) hereof shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.20 or 5.24 hereof.

Section 7.3. Other Covenants.

(a)    If any Company shall fail or omit to perform and observe Section 5.3 and that Default shall not have been fully corrected within five days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent that the specified Default is to be remedied.

(b)    If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1, 7.2 or 7.3(a) hereof) contained or referred to in this Agreement or any other Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous in any material respect.

Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA or Pension Plan Default.

(a)     ERISA Default. The occurrence of one or more ERISA Events or similar event with respect to a Foreign Plan that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company, to the extent that the aggregate of all such Liens for all Companies exceeds Five Hundred Thousand Dollars ($500,000).

(b)    Foreign Pension Plan Default. The institution of any steps by any Company or any applicable regulatory authority to terminate a Foreign Pension Plan, Canadian Pension Plan or Canadian MEPP (wholly or in part) if, as a result of such termination, such Company may be required to make an additional contribution to such Foreign Pension Plan, Canadian Pension Plan or Canadian MEPP, or to incur an additional liability or obligation to such Foreign Pension Plan, Canadian Pension Plan or Canadian MEPP, equal to or in excess of Five Hundred Thousand Dollars ($500,000) or the equivalent thereof in another currency.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Judgments. There is entered against any Company:

(a)    a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Five Hundred Thousand Dollars ($500,000)

(less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b)    any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 7.9. Material Adverse Change. There shall have occurred any condition or event that the Administrative Agent or the Required Lenders reasonably determine has or is reasonably likely to have a Material Adverse Effect.

Section 7.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement or such Loan Document and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents reasonably requested by the Administrative Agent to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion, or the Required Lenders, in their reasonable discretion) and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents reasonably requested by the Administrative Agent to correct such matters.

Section 7.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 7.12. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code (or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States) filed against it and the same shall not be controverted within thirty (30) days (or such longer period as agreed to in writing by the Administrative Agent in its reasonable discretion), or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrowers to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.12 hereof shall occur:

(a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 7.1 or 7.2 hereof, each Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of such Borrower with respect to Letters of Credit, cash equal to one hundred three percent (103%) of the sum of the aggregate undrawn balance of any such Letters of Credit that are then outstanding. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any Affiliate of such Lender, wherever located) to or for the credit or account of any Credit Party, as security for the obligations of such Credit Parties to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 7.1 or 7.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by any Borrower or Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2A(b), 2.2A(c), 2.2B(b), 2.2B(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower. Each Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such set off and application (provided that the failure to give such notice shall not affect the validity of such set off and application). In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.10 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 8.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.

Section 8.5. Equalization Provisions.

(a)    Equalization Within Commitments Prior to an Equalization Event. Each Revolving Lender agrees with the other Revolving Lenders that, if it at any time shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and amounts under Article III hereof), such Revolving Lender, upon written request of the Administrative Agent, shall purchase from the other Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each US Term Lender agrees with the other US Term Lenders that, if it at any time shall obtain any Advantage over the other US Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such US Term Lender shall purchase from the other US Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each Canadian Term Lender agrees with the other Canadian Term Lenders that, if it at any time shall obtain any Advantage over the other Canadian Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Canadian Term Lender shall purchase from the other Canadian Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b)    Equalization Between Commitments After an Equalization Event. After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that, if such Lender at any time shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations. For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, the Administrative Agent shall, as of the date that the Equalization Event occurs:

(i)    add the Revolving Credit Exposure, the US Term Loan Exposure and the Canadian Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and

(ii)    determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.

After the date of an Equalization Event, the Administrative Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage. Such determination shall be conclusive absent manifest error.

(c)    Recovery of Amount. If any such Advantage resulting in the purchase of an additional participation as set forth in subsection (a) or (b) hereof shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.

(d)    Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of a Borrower on any Secured Obligations owing by such Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by such Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall be entitled to exercise remedies, pursuant to the Loan Documents, against Collateral, on behalf of any Affiliate of a Lender that holds Secured Obligations, and no Affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.7. Application of Proceeds.

(a)    Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, as follows (provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrowers first to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses to the Administrative Agent):

(i)    with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Lenders;

(ii)    with respect to payments received in connection with the US Term Loan Commitment, to the US Term Loan Lenders; and

(iii)    with respect to payments received in connection with the Canadian Term Loan Commitment, to the Canadian Term Loan Lenders.

(b)    Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)    with respect to:

(A)    payments from assets of Companies organized in the United States (or a state thereof), (1) first, to the Secured Obligations of the US Borrower, and (2) second, to the Secured Obligations of the Canadian Borrower, in each case applied in accordance with the Waterfall;

(B)    payments from assets of Companies that are not organized in the United States (or a state thereof), to the Secured Obligations of the Canadian Borrower, applied in accordance with the Waterfall; and

(C)    any other payments, in accordance with the Waterfall; and

(ii)    in accordance with the following priority (the “Waterfall”):

(A)    first, to the extent incurred in connection with obligations payable by a specific Borrower, to the payment of all costs, expenses and other amounts (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses to the Administrative Agent;

(B)    second, to the extent incurred in connection with the obligations payable by a specific Borrower, to the payment pro rata of (1) interest then accrued and payable on the outstanding Loans, (2) any fees then accrued and payable to the Administrative Agent, (3) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (4) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (5) to the extent not paid by the Borrowers, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Section 11.5 hereof;

(C)    third, for payment of (1) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage; provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (C), (2) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an Affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrowers under such Hedge Agreement, and (3) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (1), (2) and (3) of this subpart (C);

(D)    fourth, to any remaining Secured Obligations; and

(E)    finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or Affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or Affiliate of such Lender), and each such Lender, on behalf of itself and any of its Affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its Affiliates) entering into any such Hedge Agreement or cash management services agreement.

ARTICLE IX. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization.

(a)    General. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and to execute various Security Documents pertaining to the Canadian Borrower and Foreign Guarantors of Payment on behalf of the Lenders. Neither the Administrative Agent nor any of its Affiliates, directors, officers, attorneys or employees shall (i) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (ii) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers or any other Company, or the financial condition of the Borrowers or any other Company, or (iii) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower nor any other Credit Party shall have rights as a third‑party beneficiary of any of such provisions.

(b)    Bank Products and Hedging Products. Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose Affiliate is providing such products) hereby irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its Affiliate’s behalf) with respect to the Collateral and the realization of payments with respect thereto pursuant to Section 8.7 hereof. Each Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subsection (b). Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section 9.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent (such transfer to have been made in accordance with Section 11.9 hereof).

Section 9.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Administrative Agent and Affiliates. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Company’s Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its Affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Collateral or Guarantor of Payment. In the event of a merger, transfer of assets or other transaction permitted pursuant to Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrowers, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

Section 9.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 9.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the administrative agent.

Section 9.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Administrative Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.

If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 9.12. Issuing Lender. The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 9.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article IX, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices, or (e) any other procedures required under the CIP Regulations or such other Laws.

Section 9.16. Other Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their Affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its Affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

Section 9.17. Platform.

(a)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender, the Swing Line Lender and the other Lenders by posting the Communications on the Platform.

(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender by means of electronic communications pursuant to this Section, including through the Platform.

ARTICLE X. GUARANTY BY US BORROWER OF OBLIGATIONS OF CANADIAN BORROWER

Section 10.1. The Guaranty. The US Borrower hereby guarantees to the Administrative Agent, for the benefit of the Lenders, as a primary obligor and not as a surety, the prompt payment of the Secured Obligations owing by the Canadian Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The US Borrower hereby further agrees that, if any of such Secured Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the US Borrower will promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of such Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.2. Obligations Unconditional. The obligations of the US Borrower under Section 10.1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Canadian Borrower under any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the US Borrower hereunder, as a Guarantor, shall be absolute and unconditional under any and all circumstances. The US Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Borrower or any other Guarantor of Payment for amounts paid under this Article X until such time as the Secured Obligations have been irrevocably paid in full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of the US Borrower as a Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    any illegality or lack of validity or enforceability of any of the Secured Obligations or any Loan Document or Related Writing;

(b)    any change in the time, place or manner of payment of, or in any other term of, any Secured Obligations or any other obligation of any Credit Party under any Loan Document, Hedge Agreement or Bank Products Agreement, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;

(c)    any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Secured Obligations;

(d)    any manner of sale, disposition or application of proceeds of any Collateral;

(e)    any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(f)    any change, restructuring or termination of the corporate structure, ownership or existence of any Credit Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or its assets or any resulting release or discharge of any Secured Obligation;

(g)    any failure of the Administrative Agent or any Lender to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to such Person (and each Guarantor waives any duty of the Administrative Agent or any Lender to disclose such information);

(h)    the failure of any other Person to execute or deliver this Agreement, any Guaranty of Payment Joinder or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other obligor with respect to the Secured Obligations;

(i)    the failure of the Administrative Agent or any Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(j)    any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Canadian Borrower against the Administrative Agent or any Lender; or

(k)    any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans (or any other financial accommodations) or any existence of, or reliance on, any representation by the Administrative Agent or any Lender that might vary the risk of any Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, any Credit Party or any other obligor or surety.

With respect to its obligations hereunder, the US Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Secured Obligations.

Section 10.3. Reinstatement. The obligations of the US Borrower under this Article X shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the US Borrower agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.4. Certain Additional Waivers. The US Borrower agrees that the US Borrower shall have no right of recourse to security for any of the Secured Obligations guaranteed pursuant to this Article X, except through the exercise of rights of subrogation pursuant to Section 10.2 hereof and through the exercise of rights of contribution pursuant to Section 10.6 hereof.

Section 10.5. Remedies. The US Borrower agrees that, to the fullest extent permitted by law, as between the US Borrower, on the one hand, and the Administrative Agent, on behalf of the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 7.1 or 7.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section 8.2) for purposes of Section 10.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Secured Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Secured Obligations being deemed to have become automatically due and payable), the Secured Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the US Borrower for purposes of Section 10.1 hereof.

Section 10.6. Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations owing by the Canadian Borrower, whenever arising.

Section 10.7. Payments. All payments by the US Borrower under this Article X shall be made in Dollars, and free and clear of any Taxes.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3. Amendments, Waivers and Consents.

(a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.11(b) and (c) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) above, but subject to the provisions of Section 2.11(b) and (c) hereof:

(i)    Consent of Lenders Affected Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the applicable Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release any Borrower or any Guarantor of Payment or release or subordinate any material amount of Collateral, except in connection with a transaction specifically permitted hereunder, (G) without the unanimous consent of the Lenders, amend this Section 11.3 or Section 8.5 or 8.8 hereof, or (H) without the unanimous consent of the Lenders, permit any Borrower to assign its rights hereunder or any interest herein.

(ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Administrative Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii)    Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to this Agreement or the other Loan Documents may be made with the consent of the Administrative Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities or necessary to comply with local law or advice of local counsel, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.11(b) hereof.

(c)    Replacement of Non‑Consenting Lender. If the Required Lenders have consented to any amendment, waiver or consent hereunder that requires the consent of all Lenders, or each affected Lender, but the consent of all Lenders, or each affected Lender, has not been obtained (each Lender withholding consent to such amendment, wavier or consent being referred to as a “Non‑Consenting Lender”), then, so long as the Administrative Agent is not the Non‑Consenting Lender, the Administrative Agent may (and shall, if requested by the Administrative Borrower), at the sole expense of the US Borrower, upon notice to such Non‑Consenting Lender and the Administrative Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Administrative Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof), and (ii) the applicable assignee shall have consented to the proposed amendment, waiver or consent at issue.

(d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrowers shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5. Costs, Expenses and Documentary Taxes. The US Borrower and, to the extent relating to the obligations of the Canadian Borrower, the Canadian Borrower, agree to pay on demand all reasonable costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and properly documented out of pocket expenses, including but not limited to reasonable and documented external attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) properly documented extraordinary expenses of the Administrative Agent incurred in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable and properly documented fees and out of pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The US Borrowers and, to the extent relating to the obligations of the Canadian Borrower, the Canadian Borrower, to pay on demand all properly documented costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the US Borrower and the Canadian Borrower (if appropriate) shall pay any and all properly documented stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6. Indemnification. The US Borrower, and the Canadian Borrower to the extent relating to Foreign Obligations, agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person (including any Borrower or any other Credit Party) relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent (nor their respective Affiliates, officers, directors, attorneys, agents and employees) shall have the right to be indemnified under this Section 11.6 for its or their own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrowers and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9. Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.9 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit or Swing Loan); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 11.9 in the aggregate, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)    in any case not described in subpart (b)(i)(A) of this Section 11.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Two Million Five Hundred Thousand Dollars ($2,500,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement. Each Lender shall at all times maintain the same Applicable Commitment Percentage (as rounded to the sixth decimal) with respect to the Revolving Credit Commitment, the US Term Loan Commitment and the Canadian Term Loan Commitment.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.9 and, in addition:

(A)    the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (y) the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, and (z) the Administrative Borrower’s consent shall not be required during the primary syndication of the Commitment;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Issuing Lender and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

(iv)    Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) a Borrower or any of any Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender. Any assignment of all or a portion of a Lender’s Canadian Commitment or other rights and obligations under this Agreement relating to the Canadian Borrower shall be made to a Canadian Qualified Lender.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)    Treatment as Lenders. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 11.5 and 11.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.9.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee. The Borrowers agree that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 hereof as if it were an assignee under subsection (b) of this Section 11.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 8.5 hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.10. Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.4 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14 hereof; (D) fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 11.10(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 11.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the US Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2A(b)(iii), 2.2A(b)(iv), 2.2B(b)(iii) and 2.2B(b)(iv) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14 hereof.

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the US Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such

Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Commitment Percentage with respect to the Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the US Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (y) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (z) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.14 hereof.

(b)    Defaulting Lender Cure. If the US Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 11.12(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Loan and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)    Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the US Borrower), at the sole expense of the Borrowers, upon notice to such Defaulting Lender and the US Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the US Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section 11.11. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act and any other applicable anti-terrorism Law (including Canadian Anti-Money Laundering & Anti-Terrorism Legislation), such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act or such other applicable anti-terrorism Law. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act and any other applicable anti-terrorism Law.

Section 11.12. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.13. Investment Purpose. Each of the Lenders represents and warrants to the Borrowers that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.14. Entire Agreement.
This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Original Closing Date (to the extent such documents may have been amended, amended and restated or replaced in connection herewith) and the Restatement Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.15. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.15); (c) to the parent corporation or other Affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable Law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this 11.15 shall not relieve any Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 11.16. Limitations on Liability of the Issuing Lender. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit (unless such payment results from the gross negligence or willful misconduct of the Issuing Bank); or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s or any of its officer’s or director’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s or any of its officer’s or director’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17. General Limitation of Liability. No claim may be made by any Credit Party, the Issuing Lender, the Administrative Agent, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them or any other Person against any Credit Party, the Administrative Agent, the Issuing Lender, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Credit Party, any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 11.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged, other than those claims and counterclaims arising from the gross negligence or willful misconduct of such persons with regard to such matters.

Section 11.19. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.20. Judgment Currency.

(a)    This is an international transaction in which the obligations of the Credit Parties to make payment to or for account of the Administrative Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the applicable Lender of the full amount in Original Currency payable to the Administrative Agent or such Lender under this Agreement

(b)    If the Administrative Agent, on behalf of the Lenders, or any other holder of the Secured Obligations (the “Applicable Creditor”) obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes or any other Loan Document (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency; and (ii) if the amount of Original Currency that could have been purchased pursuant to subpart (i) above is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder when it was originally due and owing to the Administrative Agent or the Lenders hereunder) was originally due and owing to the Administrative Agent or the Lenders hereunder (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such Loss. For purposes of determining the equivalent in one currency of another currency as provided in this Section 11.20, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of the Credit Parties contained in this Section 11.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.22. Canadian Limitation Periods. To the extent that any limitation period within the meaning of applicable legislation in any jurisdiction of Canada applies to any claim for payment of the Secured Obligations, or remedy for enforcement of such Secured Obligations, each Borrower agrees that:

(a)    any such limitation period is expressly excluded and waived entirely if permitted by applicable law;

(b)    if a complete exclusion and waiver of any such limitation period is not permitted by applicable law, any limitation period is extended to the maximum length permitted by applicable law;

(c)    any applicable limitation period shall not begin before an express demand for payment of such Secured Obligations is made in writing by the Administrative Lender to such Borrower; and

(d)    any applicable limitation period shall begin afresh upon any payment or other acknowledgment of the Secured Obligations by any Borrower.

Section 11.23. Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement, each of the Notes and any other Related Writing (except as otherwise specifically set forth in any Loan Document governed by the Laws of another jurisdiction) shall be governed by and construed in accordance with the Laws of the State of Ohio and the respective rights and obligations of the Borrowers, the Administrative Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b)    Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing (except as otherwise specifically set forth in any Loan Document governed by the Laws of another jurisdiction), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non‑appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

4824-6316-2704.21

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM (AND THE OTHER CREDIT PARTIES) IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address: 800 Manor Park Drive Columbus, Ohio 43228 Attention: John P. Zimmer	CORE MOLDING TECHNOLOGIES, INC. By: /s/ John P. Zimmer John P. Zimmer Vice President, Secretary, Treasurer and Chief Financial Officer
Address: 800 Manor Park Drive Columbus, Ohio 43228 Attention: John P. Zimmer	1137925 B.C. LTD. By: /s/ John P. Zimmer John P. Zimmer Chief Financial Officer
Address: 127 Public Square Cleveland, Ohio 44114-1306 Attention: Commercial Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, the Issuing Lender and as a Lender By: /s/ David M Raczka David M. Raczka Assistant Vice President

Signature Page 1 of 3 to
Credit Agreement

Address: 41 High Street Columbus, Ohio 43215 Attention: Ron Wuerth	THE HUNTINGTON NATIONAL BANK as a Lender By: /s/ Ronald B. Wuerth Ronald B. Wuerth Vice President

Signature Page 2 of 3 to
Credit Agreement

Address: TW West Tower, 26th Floor 100 Wellington St. W Toronto, Ontario M5K 1A2 Attention: Ian Sinclair	THE TORONTO-DOMINION BANK as a Lender By: /s/ Andre Greenwood Andre Greenwood Manager Commercial Credit National Accounts

Signature Page 3 of 3 to
Credit Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	US TERM LOAN COMMITMENT PERCENTAGE	US TERM LOAN COMMITMENT AMOUNT	CANADIAN TERM LOAN COMMITMENT PERCENTAGE	CANADIAN TERM LOAN COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	41.1764706%	$16,470,588.24	41.1764706%	$13,176,470.58	41.1764706%	$5,352,941.18	$35,000,000
The Huntington National Bank	29.4117647%	$11,764,705.88	29.4117647%	$9,411,764.71	29.4117647%	$3,823,529.41	$25,000,000
The Toronto-Dominion Bank	29.4117647%	$11,764,705.88	29.4117647%	$9,411,764.71	29.4117647%	$3,823,529.41	$25,000,000
Total Commitment Amount	100%	$40,000,000	100%	$32,000,000	100%	$13,000,000	$85,000,000

SCHEDULE 2

GUARANTORS OF PAYMENT

Domestic Guarantors of Payment

Core Composites Corporation, a Delaware corporation
Core Automotive Technologies LLC, a Delaware limited liability company
Core Composites Cincinnati, LLC, a Delaware limited liability company

Foreign Guarantors of Payment

None, as of the Closing Date

SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Beneficiary	Account Party	Type of Letter of Credit	Amount	Expiration
S324322	Liberty Mutual Insurance Company	Core Molding Technologies, Inc.	Irrevocable Standby Letter of Credit	$175,000	June 1, 2018

SCHEDULE 3

DOMESTIC REAL PROPERTY

Core Molding Technologies, Inc.
800 Manor Park Drive
Columbus, Ohio 43228

24 Commerce Drive
Meadow Creek Industrial Park
Gaffney, South Carolina 29340

Core Automotive Technologies LLC:
None.

Core Composites Cincinnati, LLC:
None.

Core Composites Corporation:
None.

SCHEDULE 4

PLEDGED SECURITIES

Pledgor	Name of Subsidiary	Jurisdiction of Subsidiary	Number of Shares Owned and Class	Certificate Number	Ownership Percentage
Core Molding Technologies, Inc.	Core Composites Corporation	Delaware	1,000 Common	1	100%
Core Molding Technologies, Inc.	Core Automotive Technologies LLC	Delaware	N/A	N/A	100%
Core Molding Technologies, Inc.	Core Composites Cincinnati, LLC	Delaware	N/A	N/A	100%
Core Composites Corporation	Corecomposites de México, S. de R.L. de C.V.	Mexico	Class I Equity Interests Class II Equity Interests, Series A Class II Equity Interests, Series B	N/A	95%
Core Molding Technologies, Inc.		Mexico			5%
Core Molding Technologies, Inc.	1137925 B.C. LTD.	British Columbia, Canada	9,275,000 common shares	C2	35%
			17,225,000 common shares	C3	65%
Core Composites Corporation	CC HPM, S. de R.L. de C.V.	Mexico	Common	N/A	95%
Core Molding Technologies, Inc.		Mexico		N/A	5%
This Schedule 4 is for informational purposes only. The amount of Restricted Pledged Securities pledged under the Collateral Documents, and the obligations secured thereby, shall be governed by the Collateral Documents, and nothing contained on this Schedule 4 shall be deemed to limit, or grant such Lien beyond, the Lien contemplated by the Collateral Documents.

Schedule 5.8

INDEBTEDNESS

None.

Schedule 5.9

LIENS

Debtor	Secured Party	Filing Office	Filing Information	Collateral
Core Molding Technologies, Inc.	KeyBank National Association	Delaware Secretary of State	21942147 07/15/2002	All assets
Core Molding Technologies, Inc.	KeyBank National Association, as Agent	Delaware Secretary of State	2008 4042709 12/05/2008	All assets
Core Automotive Technologies LLC	KeyBank National Association	Delaware Secretary of State	2008 0077402 01/08/2008	All assets
Core Automotive Technologies LLC	KeyBank National Association	Delaware Secretary of State	2008 4042667 12/05/2008	All assets
Core Composites Cincinnati, LLC	KeyBank National Association	Delaware Secretary of State	2008 0077683 01/08/2008	All assets
Core Composites Cincinnati, LLC	KeyBank National Association, as Agent	Delaware Secretary of State	2008 4042725 12/05/2008	All assets
Core Composites Corporation	KeyBank National Association	Delaware Secretary of State	62216455 06/26/2006	All assets
Core Composites Corporation	KeyBank National Association, as Agent	Delaware Secretary of State	2008 4042642 12/05/2008	All assets

Schedule 5.11

PERMITTED FOREIGN SUBSIDIARY LOANS AND INVESTMENTS

Investor	Issuer	Equity Investment (In USD)	Loan to Subsidiary (In USD)	Total Investment (In USD)
Core Molding Technologies, Inc.	1137925 B.C. LTD.	$26,500,000	$16,900,000	$43,400,000

Investor	Issuer	Equity Investment (In USD)	Loan to Subsidiary (In USD)	Total Investment (In USD)
Core Composites Corporation	CC HPM , S. de R.L. de C.V.	$1,995,000	$3,200,000	$5,195,000
Core Molding Technologies, Inc.	CC HPM , S. de R.L. de C.V.	$105,000		$105,000
Total		$2,100,000	$3,200,000	$5,300,000

Investor	Issuer	Equity Investment (In USD)	Loan to Subsidiary (In USD)	Total Investment (In USD)
Core Composites Corporation	Corecomposites de México, S. de R.L. de C.V.	$6,445,103	$1,216,412	$7,661,515
Core Molding Technologies, Inc.	Corecomposites de México, S. de R.L. de C.V.	$339,216		$339,216
Total		$6,784,319	$1,216,412	$8,000,731

Schedule 6.1

CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION

Company	Jurisdiction of Organization	Foreign Qualifications
Core Molding Technologies, Inc.	Delaware	South Carolina Ohio
Core Composites Corporation	Delaware	Texas
Core Composites Cincinnati, LLC	Delaware	Ohio
Core Automotive Technologies LLC	Delaware	None
Corecomposites de México, S. de R.L. de C.V.	Tamaulipas, Mexico	None
1137925 B.C. Ltd.	British Columbia, Canada	Ontario, Canada
CC HPM, S. de R.L. de C.V.	Tamaulipas, Mexico	None

Subsidiary of Borrower	Dormant Subsidiary	Chief Executive Office and Principal Place of Business	Equity Owner	Percentage of Ownership
Core Composites Corporation	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Core Composites Cincinnati, LLC	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Core Automotive Technologies LLC	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Corecomposites de México, S. de R.L. de C.V.	No	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico	Core Molding Technologies, Inc.	5%
			Core Composites Corporation	95%
1137925 B.C. Ltd.	No	Building 3, P.O. Box 474, Northam Industrial Park Cobourg, Ontario, K9A 4L1	Core Molding Technologies, Inc.	100%
CC HPM, S. de R.L. de C.V.	No.	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico	Core Molding Technologies, Inc.	5%
			Core Composites Corporation	95%

Schedule 6.4

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None.

Schedule 6.5

REAL ESTATE OWNED BY THE COMPANIES

US REAL PROPERTY

Domestic Real Property liste don Schedule 3 is hereby incorporated by reference. In addition:

1700 Wilkie Drive
Winona, Minnesota 55987

MEXICAN REAL PROPERTY

Corecomposites de México, S. de R.L. de C.V.:

Guillermo González Camarena No. 9003, Parque Industrial La Ventana,
Matamoros, Tamaulipas, C.P. 87569, Mexico

CANADIAN REAL PROPERTY

NONE

Schedule 6.9

LOCATIONS
Chief Executive Offices:

Credit Party	Location of Chief Executive Office
Core Molding Technologies, Inc.	800 Manor Park Drive Columbus, Ohio 43228
Core Composites Corporation	800 Manor Park Drive Columbus, Ohio 43228
Core Composites Cincinnati, LLC	800 Manor Park Drive Columbus, Ohio 43228
Core Automotive Technologies LLC	800 Manor Park Drive Columbus, Ohio 43228
Corecomposites de México, S. de R.L. de C.V.	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico

1137925 B.C. Ltd.	Building 3, P.O. Box 474, Northam Industrial Park Cobourg, Ontario, K9A 4L1
CC HPM, S. de R.L. de C.V.	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico

Owned and Leased Locations:

Credit Party	Location	Owned/Leased	Landlord’s Waiver Requested
Core Molding Technologies, Inc.	800 Manor Park Drive Columbus, Ohio 43228	Owned	N/A
Core Molding Technologies, Inc.	24 Commerce Drive Meadow Creek Industrial Park Gaffney, South Carolina	Owned	N/A
Core Molding Technologies, Inc.	1700 Wilkie Drive Winona, Minnesota 55987	Owned	N/A
Corecomposites de México, S. de R.L. de C.V.	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico.	Owned	N/A
CC HPM, S. de R.L. de C.V.	Guillermo González Camarena No. 9003, Parque Industrial La Ventana, Matamoros, Tamaulipas, C.P. 87569, Mexico.	Leased	N/A
Core Composites Corporation	1385 Cheers Blvd. Brownsville, Texas 78521	Leased	Yes
Core Composites Cincinnati, LLC	4174 Half Acre Road Batavia, Ohio 45103	Leased	Yes
CC HPM, S. de R.L. de C.V.	Avenida Internacional #220, Parque Industrial VYNMSA Escobedo, C.P. 66053, Escobedo, Nuevo León, México	Leased	N/A
1137925 B.C. Ltd.	Building No. 3, Building No. 3 Storage Yard, Building No. 4 Centre, Building No. 4 West, Building No. 16 and the Causeway Northam Industrial Park 740 Division Street Cobourg, Ontario Canada K9A 1A1	Leased	Yes
1137925 B.C. Ltd.	9726 47th Avenue, S.W., Building #14, Lakewood, WA 98499	Leased	No
1137925 B.C. Ltd.	2655 Lakeshore Rd., Port Hope, Ontario	Leased	Yes
Core Composites Cincinnati, LLC	Marine Concepts, 6805 15th Street East, Sarasota, FL 34243	Leased	N/A
Core Molding Technologies, Inc.	Peosta Warehousing, 9861 Kapp Court, Iowa 52068	Leased	Yes

Other Locations:

Credit Party	Location
Core Molding Technologies, Inc.	Carolina Customs Finishing, 2115 N. Fayetteville St., Asheboro, NC 27203
Core Molding Technologies, Inc.	Composite Molding Systems, 2251 E. Front Street, Logan, Ohio 43138
1137925 B.C. Ltd.	1017 Olive Street, Suite 1000 C, St. Louis, MO 63101
1137925 B.C. Ltd.	Prime Distribution Services, 1750 Allpoints Pkwy, Plainfield, IN 46168

Schedule 6.11

EMPLOYEE BENEFITS PLANS

Cincinnati, Ohio

Core employees at Cincinnati have a comprehensive medical expense coverage plan, The Core Molding Technologies, Inc. Health Benefit Plan, Non-Represented, Cincinnati, with changes effective January 1, 2017, in which the plan pays 80% of negotiated costs within the network after the deductibles have been satisfied. The plan also includes a prescription drug expense coverage portion and flexible spending accounts for health care and dependent care. Employees also receive company paid life insurance that is equal to one year’s salary. Salary employees receive salary continuation for up to a maximum of 26 weeks at full salary based upon years of service. All employees receive a vacation entitlement up to a maximum of 4 weeks as well as 10 holidays per year. They are also eligible to participate in a 401(k) plan, the Core Composites 401(k) Plan which offers a company match of 25% on the first 6% of employee contributions.

Winona, MN

Core employees in Winona have a high deductible health plan (“HDHP”), updated through December 31, 2017, in which the plan pays 100% of negotiated costs for medical and prescription coverage within the network after the deductibles have been satisfied. Core provides company paid long term disability insurance which provides income of up to 60% of average earnings. Additionally, Core matches up to $700 of employee annual contributions to their individual Health Savings Accounts (“H.S.A.”). Employees also receive company paid life insurance equal to one year’s salary. All employees receive a vacation entitlement up to a maximum of 4 weeks as well as 10 holidays per year. They are also eligible to participate in a 401(k) plan, the Core Composites 401(k) Plan which offers a company match of 25% on the first 6% of employee contributions.

Columbus, Ohio

Non-Represented Employees

Core’s non-represented employees in Columbus receive a health care plan, entitled the Core Molding Technologies, Inc. Health Benefit Plan of Columbus Ohio with amendments September 30, 2017 in which the plan pays 80% of reasonable and customary charges, dental, and vision, as well as prescription coverage and the flexible spending accounts. These employees also receive a maximum of 4 weeks of vacation, approximately 14 holidays per year (the specific number varies depending upon Christmas scheduling), and company provided life insurance at two times base salary. Core provides company paid long term disability insurance which provides income of up to 60% of average earnings. These employees also participate in a defined contribution retirement plan in which the company provides up to 6.5% of the employees base wages depending upon the employee’s age at the end of the plan year. A 401(k) plan, entitled the Core Molding Technologies,

Inc 401(k) Retirement Savings Plan as amended, is also offered that includes a company match of 25% on the first 6% of employee contributions.

Tier 1 Represented Employees

Employees represented by the International Association of Machinists Union and Aerospace Workers (“IAM”) hired prior to August 1, 2007 receive a health care plan that pays 80% of reasonable and customary charges after the satisfaction of a deductible. This group also receives dental, vision, and prescription coverage through the same plan entitled the Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio for Represented Employees Traditional Plan. The employees receive company paid life insurance coverage in the amount of $35,000. Core provides company paid short and long term disability insurance which provides income of $260 per week for qualified disabilities. Employees receive up to 4 weeks of vacation and approximately 14 holidays per year. The company contributes $1.50 for each hour worked up to a maximum of 40 hours per week for each employee to a pension plan administered by the IAM. Employees in this group may participate in a 401(k) plan with a company match of 25% for the first 6% of employee contributions. The 401(k) plan is entitled the Core Molding Technologies, Inc. 401(k) Plan for Represented Employees as Amended and Restated.

Tier 2 Represented Employees

Employees represented by the IAM hired after August 1, 2007 receive reduced pay and benefits when compared to those hired before that date. Employees in this group participate in a health care program in which the plan pays 70% of reasonable and customary charges after the satisfaction of a deductible. This plan is entitled The Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio for Represented Employees Basic Plan. Employees receive prescription coverage but only receive dental and vision if they pay 100% of the cost of the programs. Employees in this group receive a maximum of two weeks’ vacation as well as the 14 holidays per year. The employees receive company paid life insurance coverage in the amount of $25,000. Core provides company paid short and long term disability insurance which provides income of $260 per week for qualified disabilities. The company also contributes $1.50 for each hour worked up to a maximum of 40 hours per week for each employee to an IAM administered pension plan. These employees may also participate in a 401(k) plan with a company match of 25% for the first 6% of employee contributions. The 401(k) plan is entitled the Core Molding Technologies, Inc. 401(k) Plan for Represented Employees as Amended and Restated.

Gaffney, South Carolina

Employees at Gaffney participate in a medical plan in which the plan pays negotiated costs at 80% after the satisfaction of a deductible. Employees at this location also receive, dental, vision, and prescription drug coverage as well. These benefits are administered through the Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio Non-Represented, Gaffney Plan as amended through December 31, 2017. Employees receive a maximum of 4 weeks of vacation as well as 8 holidays per year. Salary employees receive company paid life insurance at twice their base compensation and hourly employees receive company paid life insurance in the amount of

$30,000. Core provides company paid long term disability insurance which provides income of up to 60% of average earnings. Employees at this location participate in the company’s defined contribution retirement plan with company contributions of up to 6.5% of base wages as well as the 401(k) including a company match of 25% of the first 6% of employee contributions. The 401(k) and retirement is the same plan document as for Columbus non-represented employees, the Core Molding Technologies, Inc 401(k) Retirement Savings Plan as amended.

Matamoros, Mexico

Salary

Hourly compensated employees at the Matamoros facility receive in addition to their base salary which is for 48 hours per week, 11% Saving fund per month, food coupons in the amount of 247.50 pesos per month, a Christmas bonus that is the equivalent of 22 days pay, up to 18 vacation days, a 38% vacation premium, 8 holidays per year, life insurance in the amount of one year’s salary, company contribution to medical coverage, and profit sharing.

Hourly

Tier 1

Employees in this group have a 40 hour per week work expectation. They receive food coupons dependent upon the tax retention rate averaging approximately 800 pesos per month. Their Annual Christmas bonus is the equivalent of 24 days pay per month. Their vacation pay is the equivalent of 42% of their pay. They receive company paid life insurance in the amount of 9,500 pesos.

Tier 2

Employees in this group are required to work a 48 hour work week. The receive 90.89 pesos per month for being punctual and the same amount for perfect attendance in the month. They receive 182.09 peso monthly bonus for achieving production rates. Their Christmas bonus is the equivalent of 22 days pay per year and their vacation entitlement is 38% of their base pay. They receive company paid life insurance in the amount of 9,500 pesos as well.

Nuevo Leon, Mexico

Employees are provided with health and disease coverage with a sum of: 73,000,000 pesos
Employees also have an illness/disease policy that covers, after the deductible is payed, the coinsurance. Employees have a 26,000 pesos deductible and a 10% coinsurance with a top of 55,000 pesos. Employees are provided with accident coverage with no deductible payment in the event of an accident. In the event that the cost of the accident exceeds the deductible (26,000 pesos) the coinsurance (10%) will be paid for the difference in the cost of the accident. The maximum amount of money paid in the worst-case scenario is the deductible (26,000) + the top of coinsurance (55,000 pesos), total amount $81,000 pesos.

Emergencies abroad coverage applies with a sum coverage of $100,000 USD with a payment of deductible of $100 USD. It is important to understand that for the insurance company, an emergency is a situation that puts in danger the life of the client, the loss of an organ or its functionality. The coverage will be always treated as reimbursement.

The individual health insurance policies do not cover dental issues unless they were caused by an accident.

Salary

Hourly compensated employees receive in addition to their base salary, 7% Saving fund per month, food coupons at 7% of monthly salary, a Christmas bonus that is the equivalent of 20 days pay, up to 17 vacation days, a 30% vacation premium, 8 holidays per year, life insurance for 600K MXN, company contribution to medical coverage, and profit sharing.

Hourly

Employees in this group have a 40 hour per week work expectation.  They receive food coupons at 7% monthly income.  Their Annual Christmas bonus is up to 20 days pay and they can receive an attendance bonus of 150MXN peso per month.  Their vacation pay is the equivalent of 30% of their pay.  They receive 8 holidays per year

Cobourg, Ontario, Canada

Employees in Canada have a comprehensive benefit plan, in which the plan generally pays for 80% of costs for medical and prescription coverage and the employee pays 20%.  Employees pay 100% of the premiums for the company group coverage provided for long term disability insurance. Prior to long-term disability eligibility, employees are eligible for short term disability coverage through a government plan, known as an Employment Insurance sub-plan for approved medical absences greater than five (5) days. Additionally, HPI provides an annual employee Health Spending Account (“H.S.A.”) for both salaried and hourly employees.  Employees also receive company paid life insurance; hourly workforce insurance is equal to one year’s salary and salary workforce is equal to two year’s salary.   All employees receive a vacation entitlement up to a maximum of six (6) weeks as well as two (2) company determined paid shut down days per year.  They are also eligible to participate in a formal pension plan, which permits employee contributions equal to 1%, 2%, 3%, or 4% of base/regular that will be matched by the company at 100%. Employees have the option to contribute above the 4% into the Plan however, it does not attract a company match.

Schedule 6.16

MATERIAL AGREEMENTS

•
(i) Lease agreement dated May 14, 1999 between Horizon Plastics Company Ltd. and Ontario Development Corporation (as assigned by Ontario Development Corporation to The Corporation of the Town of Cobourg o/a Northam Industrial Park), as amended by an Amendment of Lease Agreement dated August 5, 2003, and (ii) Lease agreement dated February 17, 2003 between Horizon Plastics Company Ltd. and Ontario Realty Corporation (as assigned by Ontario Realty Corporation to The Corporation of the Town of Cobourg o/a Northam Industrial Park), as amended by a Lease Renewal Agreement dated February 6, 2006 (both lease (i) and lease (ii), as amended, are hereinafter collectively referred to as the “Cobourg Lease”), and such Cobourg Lease was assigned by Horizon Plastics Company Ltd. to Horizon Plastics International Inc. and further amended by an Amendment of Lease Agreement dated September 5, 2008, an Amendment of Lease Agreement dated July 22, 2009, a Lease Renewal Agreement dated December 13, 2010 and a Lease Extension and Amending Agreement dated February 10, 2017. The Cobourg Lease was assigned by Horizon Plastics International Inc. to 1137925 B.C. Ltd. by an Assignment of Lease effective as of January 16, 2018.

•	Supply Agreement, dated August 4, 2014, by and among Core Molding Technologies, Inc., Core Composites Corporation and Navistar, Inc.

•	Supply Agreement, dated February 1, 2017, by and among Core Molding Technologies, Inc., Core Composites Corporation and Bombardier Recreational Products Inc.

•	Yamaha Motor Manufacturing Corporation of America Purchase Agreement, dated July 15, 2016, by and among Core Molding Technologies, Inc. and Yamaha Motor Manufacturing of America, Inc.

•
Lease, dated as of August 1, 2012, among Core Composites Cincinnati, LLC, as tenant, and Diversified Glass, Inc., as landlord, with respect to the location at 4174 Half Acre Road, Batavia, Ohio 45103 leased by Core Composites Cincinnati, LLC.

•	Second Amended and Restated Executive Severance Agreement between Core Molding Technologies, Inc. and Kevin Barnett dated December 29, 2008

•	Executive Severance Agreement between Core Molding Technologies, Inc. and Terrence O’Donovan dated January 1, 2009

•	Executive Severance Agreement between Core Molding Technologies, Inc. and John Zimmer dated November 4, 2013

•	Executive Severance Agreement between Core Molding Technologies, Inc. and Robert Price dated December 8, 2016

•
Collective Bargaining Agreement, dated as of August 7, 2016, between Core Molding Technologies, Inc. and Scioto Lodge No. 1471, District No. 54, of the International Association of Machinists and Aerospace Workers, AFL-CIO/CLC covering the unit located at 800 Manor Park Drive, Columbus, Ohio.

•	Collective bargaining agreement with Sindicato de Jorneleros y Obreros (Corecomposites de México, S. de R.L. de C.V.).

•
Collective bargaining agreement between Horizon Plastics International Inc. and United Food & Commercial Workers Canada, Local 175 (A.F.L., C.I.O., C.L.C.), effective Period: November 2, 2017 to November 1, 2021

•	Collective bargaining agreement between Horizon Plastics De Mexico, S.A. De C.V. and The Union of Workers of the Metal Industry and Trade of the State of Nuevo Leon, effective Feb 18 2014.

Schedule 6.17

INTELLECTUAL PROPERTY

All federally registered intellectual property of each Company are deemed immaterial.

U.S.

Patents

Name	Number	Pending or Issued	Design or Utility	Issue Date	Duration
Truck Storage Box	D659,074	I	D	May 8, 2012	14 Years
Truck Box Assembly	8,567,650	I	U	Oct. 29, 2013
Bracket	D702,620	I	D	Apr. 15, 2014
Ladder and Related Methods	7,481,741	I	U	Jan. 27, 2009
Solar Panel Supports	D718,228	I	D	Nov. 25, 2014	14 Years
Solar Panel Supports	8,601,755	I	U	Dec. 10, 2013

Canadian

Patents

Name	Number	Applied or Issued	Design or Utility	Date	Duration
Truck Storage Box	D136850	I	D	04-May-11	10 Years
Bracket for Truck Storage Box	D138615	I	D	04-May-11	10 Years
Truck Box Assembly	2,732,845	A	U	2011
Solar Panel Supports	144342	I	D	Mar. 7, 2013	10 Years
Solar Panel Supports	2,767,317	A	U	2012
Compost Processing Tool	2,046,409	I	D	Sep. 21, 1999
Improved Compost Bin	2,009,437	I	D	Dec. 4, 2001
.

U.S.

MARK	Reg. No.	Reg. Date
SOILSAVER	1228935	Mar. 1, 1983
	1827486	Mar. 22, 1994
	1840565	Jun. 21, 1994
RECYCLING BEGINS AT HOME	1864441	Nov. 22, 1994
HYDRILITE	5199652	May 9, 2017
MIRILITE	5219457	Jun. 6, 2017
FEATHERLITEXL	4645300	Nov. 25, 2014
ECONOLITE	4644958	Nov. 25, 2014
AIRILITE	4462202	Jan. 7, 2014
N-SULGUARD	4378757	Aug. 6, 2013
FEATHERLITE	4390747	Aug. 27, 2013
	2732943	Jul. 1, 2003
ADVANTAGE	2853045	Jun. 15, 2004

Canadian

TRADE MARK	Registration Number	Registration Date
"Soilsaver" Name	TMA245249	23-May-80
Line Art for Soilsaver	TMA378202	Jan. 11, 1991
Line Art for Soilsaver	TMA378203	Jan. 11, 1991
"Recycling Begins at Home"	TMA397399	Apr. 17, 1992
"Earthsaver" Name	TMA398340	15-May-92
"Garden Catcher" Name	TMA405,308	Nov. 20,1992
"Humus Builder" Name	TMA405,590	Nov. 27, 1992
Soilsaver Line Art	TMA406,925	Jan. 15, 1993

Industrial Design Registrations

Title	Serial No	Owner	CAN or USA
SOLAR PANEL SUPPORT MEMBER	144342	1541689 ONTARIO INC.	CAN
TRUCK STORAGE BOX	136850	1541689 ONTARIO INC.	CAN
TRUCK STORAGE BOX	138615	1541689 ONTARIO INC.	CAN

Schedule 6.18

INSURANCE

Broker	Coverage/Carrier		Limit

USI	Workers Comp - Liberty		$1,000,000
USI	Gen Liability - Liberty		$1,000,000
USI	Auto - Liberty		$1,000,000
USI	Umbrella - Liberty	Primary	$25,000,000
USI	Excess Umbrella - Travelers	Excess	$10,000,000
USI	Excess WC – Midwest Empl.		$1,000,000
USI	Property - Factory Mutual		$445,954,451
USI	Foreign Liab - ACE Insurance		$1,000,000
USI	EPL - Travelers		$3,000,000
USI	D&O - Chubb		$10,000,000
USI	D&O - Chubb	Foreign	$1,000,000
USI	Fiduciary - Chubb		$1,000,000
USI	Crime - Chubb		$1,000,000

Schedule 6.19

DEPOSIT ACCOUNTS

Credit Party	Depositary Bank	Account Number	Description
Core Automotive Technologies LLC	KeyBank National Association	359681154506	Core Automotive operating account
Core Molding Technologies, Inc.	KeyBank National Association	359681403739	CPI Operating Account
Core Molding Technologies, Inc.	KeyBank National Association	359681400156	Workers Compensation Account
Core Composites Cincinnati, LLC	KeyBank National Association	359681170601	Core Composites Cincinnati operating account
Core Composites Corporation	KeyBank National Association	359681098232	Core Composites Corporation operating account
Core Molding Technologies, Inc.	KeyBank National Association	14511004013	Core Molding Technologies operating account
Core Molding Technologies, Inc.	KeyBank National Association	354511002801	IB fees
Core Molding Technologies, Inc.	KeyBank National Association	14511004005	Payroll account
Core Molding Technologies, Inc.	KeyBank National Association	359681219341	Concentration account
Core Molding Technologies, Inc.	KeyBank National Association	720993500712	Consolidated disbursement account
Corecomposites de Mexico, S. de R.L. de C.V.	Banorte (Banco Mercantil del Norte, SA)	0070 899698 (Swift Code: MENOMXMT)	Payments to supplies, payroll, government taxes
Corecomposites de Mexico, S. de R.L. de C.V.	Banorte (Banco Mercantil del Norte, SA)	0627 006506 (Swift Code: MENOMXMT)	Payments of rent, sell U.S. Dollars to buy pesos
CC HPM de Mexico	Banorte (Banco Mercantil del Norte, SA)	0364471098 (Swift Code: MENOMXMT)	Payments to supplies, payroll, government taxes
CC HPM de Mexico	Banorte (Banco Mercantil del Norte, SA)	0362263226 (Swift Code: MENOMXMT)	Payments of rent, sell U.S. Dollars to buy pesos
1137925 B.C. LTD.	TD Bank, N.A	5514405-1020 CAD (Swift Code: TDOMCATTTOR)	Canadian dollar operating and payroll account
1137925 B.C. LTD.	TD Bank, N.A	7418869-1020 USD (Swift Code: TDOMCATTTOR)	US dollar operating and payroll account
1137925 B.C. LTD.	TD Bank, N.A	5514391-1020 CAD (Swift Code: TDOMCATTTOR)	Canadian account established, likely will not be used and closed following the Closing Date
1137925 B.C. LTD.	TD Bank, N.A	7418850-1020 USD (Swift Code: TDOMCATTTOR)	US dollar account established, likely will not be used and closed following the Closing Date

All accounts denominated in U.S. Dollars except account # O1 314 70604 and # 0364471098 which are Peso denominated and #5514405-1020 and # 5514391-1020 which are Canadian dollar denominated.

EXHIBIT A-1
FORM OF
US REVOLVING CREDIT NOTE

$ __________________________    Cleveland, Ohio
________, 20__

FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to _________, or its registered assigns (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[_______________________________ AND 00/100]    DOLLARS

or the aggregate unpaid principal amount of all US Revolving Loans, as defined in the Credit Agreement, made by Lender to the US Borrower pursuant to Section 2.2A(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America. The US Borrower also agrees to pay any additional amount that is required to be paid to, or for the benefit of, Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among the US Borrower, the Canadian Borrower, as defined therein, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The US Borrower also promises to pay interest on the unpaid principal amount of each US Revolving Loan from time to time outstanding, from the date of such US Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(a)(i) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(a)(i); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans, Daily LIBOR Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the US Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE US BORROWER (AND LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CORE MOLDING TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT A-2
FORM OF
CANADIAN REVOLVING CREDIT NOTE

$ __________________________    ________, 20__

FOR VALUE RECEIVED, the undersigned, 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (the “Canadian Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to _________, or its registered assigns (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[_______________________________ AND 00/100]    DOLLARS

or the aggregate unpaid principal amount of all Canadian Revolving Loans, as defined in the Credit Agreement, made by Lender to the Canadian Borrower pursuant to Section 2.2B(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America. The Canadian Borrower also agrees to pay any additional amount that is required to be paid to, or for the benefit of, Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among Core Molding Technologies, Inc., a Delaware corporation, the Canadian Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Canadian Borrower also promises to pay interest on the unpaid principal amount of each Canadian Revolving Loan from time to time outstanding, from the date of such Canadian Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(a)(ii) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(a)(ii); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans, Daily LIBOR Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Canadian Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Canadian Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Canadian Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE CANADIAN BORROWER (AND LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

1137925 B.C. LTD. By: Name: Title:

EXHIBIT B-1
FORM OF
US SWING LINE NOTE

$[10,000,000]    Cleveland, Ohio
[_____ ___, 20__]

FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), promises to pay to KEYBANK NATIONAL ASSOCIATION, or its registered assigns (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[TEN MILLION AND 00/100]    DOLLARS

or the aggregate unpaid principal amount of all US Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the US Borrower pursuant to Section 2.2A(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each US Swing Loan, the Swing Loan Maturity Date applicable thereto. The US Borrower also agrees to pay any additional amount that is required to be paid to Swing Line Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among the US Borrower, the Canadian Borrower, as defined therein, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The US Borrower also promises to pay interest on the unpaid principal amount of each US Swing Loan from time to time outstanding, from the date of such US Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(b)(i) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(b)(i); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the US Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the US Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE US BORROWER (AND THE SWING LINE LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CORE MOLDING TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT B-2
FORM OF
CANADIAN SWING LINE NOTE

$[10,000,000]    [_____ ___, 20__]

FOR VALUE RECEIVED, the undersigned, 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (the “Canadian Borrower”), promises to pay to KEYBANK NATIONAL ASSOCIATION, or its registered assigns (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[TEN MILLION AND 00/100]    DOLLARS

or the aggregate unpaid principal amount of all Canadian Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Canadian Borrower pursuant to Section 2.2B(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Canadian Swing Loan, the Swing Loan Maturity Date applicable thereto. The Canadian Borrower also agrees to pay any additional amount that is required to be paid to Swing Line Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among Core Molding Technologies, Inc., a Delaware corporation, the Canadian Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Canadian Borrower also promises to pay interest on the unpaid principal amount of each Canadian Swing Loan from time to time outstanding, from the date of such Canadian Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(b)(ii) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(b)(ii); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Canadian Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Canadian Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Canadian Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE CANADIAN BORROWER (AND THE SWING LINE LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

1137925 B.C. LTD. By: Name: Title:

EXHIBIT C
FORM OF
US TERM NOTE

$___________    Cleveland, Ohio
[________ ___, 20__]

FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), promises to pay to [_________], or its registered assigns (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[_______________________________ AND 00/100]    DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined). The US Borrower also agrees to pay any additional amount that is required to be paid to, or for the benefit of, Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among the US Borrower, the Canadian Borrower, as defined therein, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The US Borrower also promises to pay interest on the unpaid principal amount of the US Term Loan from time to time outstanding, from the date of the US Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(c); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans, Daily LIBOR Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the US Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Term Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE US BORROWER (AND LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CORE MOLDING TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT D
FORM OF
CANADIAN TERM NOTE

$___________    [________ ___, 20__]

FOR VALUE RECEIVED, the undersigned, 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (the “Canadian Borrower”), promises to pay to [_________], or its registered assigns (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

[_______________________________ AND 00/100]    DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined). The Canadian Borrower also agrees to pay any additional amount that is required to be paid to, or for the benefit of, Lender pursuant to Section 11.20 of the Credit Agreement.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among the Canadian Borrower, the US Borrower, as defined therein, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Canadian Borrower also promises to pay interest on the unpaid principal amount of the Canadian Term Loan from time to time outstanding, from the date of the Canadian Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(d) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(d); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans, Daily LIBOR Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Canadian Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity in accordance with the Credit Agreement, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate to the extent set forth in Section 2.5(e) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Canadian Term Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Canadian Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE CANADIAN BORROWER (AND LENDER BY ACCEPTING THE BENEFITS HEREOF), TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

1137925 B.C. LTD. By: Name: Title:

EXHIBIT E
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent
127 Public Square
Cleveland, Ohio 44114
Attention: Commercial Banking

Ladies and Gentlemen:

The undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “Administrative Borrower”) refers to the Amended and Restated Credit Agreement, dated as of January 16, 2018 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Administrative Borrower, 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (together with the Administrative Borrower, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section [2.7] of the Credit Agreement that the Borrowers hereby request [a Loan (the “Proposed Loan”)][an interest change with respect to a portion of a Loan (the “Interest Change”)], and in connection therewith sets forth below the information relating to the [Proposed Loan][Interest Change] as required by Section [2.7] of the Credit Agreement:

(a)    The Administrative Borrower is requesting the [Proposed Loan][Interest Change] on behalf of __________________________.

(b)    The Business Day of the [Proposed Loan][Interest Change] is __________, 20__.

(c)    The amount of the [Proposed Loan][Interest Change] is $_______________.

(d)    The [Proposed Loan is to be][Interest Change is for]:
a US Revolving Loan ____ / a Canadian Revolving Loan ____ / the US Term Loan ___ / the Canadian Term Loan_____. (Check one.)

(e)    The [Proposed Loan][Interest Change] is to be a Base Rate Loan ____
/ Eurodollar Loan ___/ Daily LIBOR ____ / US Swing Loan_____    /                 Canadian Swing Loan_____. (Check one.)

(f)    If the [Proposed Loan][Interest Change] is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____. (Check one.)

The undersigned hereby certifies on behalf of the Borrowers that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan][Interest Change]:

(i)    the representations and warranties contained in each Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof), before and after giving effect to the [Proposed Loan][Interest Change] and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties are true in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date;

(ii)    no event has occurred and is continuing, or would result from such [Proposed Loan][Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the conditions set forth in Section 2.7 and Article IV of the Credit Agreement have been satisfied.

CORE MOLDING TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT F
FORM OF
COMPLIANCE CERTIFICATE

For fiscal [quarter] [year] ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected [President] or [Chief Financial Officer] of CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”, and together with 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada, collectively, the “Borrowers”);

(2)    I am familiar with the terms of that certain Amended and Restated Credit Agreement, dated as of January 16, 2018, among the Borrowers, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)    The representations and warranties made by the Borrowers contained in each Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on the date hereof, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties are true in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date; and

(5)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

CORE MOLDING TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT G
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in Section 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in Section 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, modified or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guaranties, and swing loans included in such facilities), and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to subpart (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to subparts (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:    ______________________________

______________________________

2.    Assignee[s]:    ______________________________

______________________________

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.    Borrower(s):    Core Molding Technologies, Inc., and 1137925 B.C. Ltd.

4.	Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    [The [amount] Credit Agreement dated as of January 16, 2018 among Core Molding Technologies, Inc., and 1137925 B.C. Ltd., the Lenders parties thereto, KeyBank National Association, as Administrative Agent.]

6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:    ______________]

8.    Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR] By: Title: [NAME OF ASSIGNOR] By: Title:
ASSIGNEE[S] [NAME OF ASSIGNEE] By: Title: [NAME OF ASSIGNEE] By: Title:
[Consented to and] Accepted: [KEYBANK NATIONAL ASSOCIATION], as Administrative Agent By: Title: [Consented to:] [NAME OF RELEVANT PARTY] By: Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower[s], any of [its][their] Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower[s], any of [its][their] Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [10.9] of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section [5.3] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile or electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of Ohio, without regard to conflicts of laws.

EXHIBIT H-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January [___], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation and 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (collectively, “Borrowers” and, individually, each a “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January 16, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation and 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (collectively, “Borrowers” and, individually, each a “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders.

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January 16, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation and 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (collectively, “Borrowers” and, individually, each a “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders.

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (B) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January 16, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation and 1137925 B.C. LTD., a corporation incorporated under the laws of British Columbia, Canada (collectively, “Borrowers” and, individually, each a “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent, and (B) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title: Date: ________ __, 20[ ]

E-32